UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
First Consulting Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐    No fee required.
☑    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of First Consulting Group, Inc.

(2)	Aggregate number of securities to which transaction applies:

27,157,461	Shares of Common Stock (including shares subject to restricted stock awards and stock bonus awards)
2,025,656	Shares of Common Stock issuable upon exercise of outstanding stock options

29,183,117	Total Shares of Common Stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$ 13.00 per share of Common Stock

(4)	Proposed maximum aggregate value of transaction: $ 379,380,521

(5)	Total fee paid: $ 11,647
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of First Consulting Group, Inc., or FCG, to be held at [                                                  ] on [          ], at [          ] local time. At the special meeting, holders of our common stock as of the close of business on [          ] will be asked to consider and vote upon proposals to:

1. adopt the Agreement and Plan of Merger, dated as of October 30, 2007, by and among First Consulting Group, Inc., Computer Sciences Corporation, or CSC, and LB Acquisition Corp., a wholly-owned subsidiary of CSC, and

2. adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

If the merger is completed, we will become a wholly-owned subsidiary of CSC and you will be entitled to receive $13.00 in cash, without interest, for each share of our common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of FCG and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting.

Your vote is very important.  We cannot complete the merger unless the holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement. The proposal to adjourn the special meeting will be approved if the shares voted in favor of the proposal exceed the shares voted against the proposal. The obligations of FCG and CSC to complete the merger are also subject to the satisfaction or waiver of several other conditions. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible.  If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the enclosed voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,
Douglas G. Bergeron
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [          ] and is first being mailed to stockholders on or about [          ].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ]

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of First Consulting Group, Inc., or FCG, a Delaware corporation, will be convened on [          ] at [          ] local time, at [                                                                                                ] for the following purposes, as more fully described in the accompanying Proxy Statement and the merger agreement attached to it as Annex A:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 30, 2007, by and among FCG, Computer Sciences Corporation, or CSC, and LB Acquisition Corp. Pursuant to the terms of the merger agreement, LB Acquisition Corp., a wholly-owned subsidiary of CSC, will merge with and into FCG with FCG continuing as the surviving corporation and becoming a wholly-owned subsidiary of CSC, and each outstanding share of FCG stock (other than shares as to which appraisal rights are properly demanded) will be converted into the right to receive $13.00 per share in cash, without interest;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

3. To transact any other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of FCG and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting.

Only stockholders of record at the close of business on [          ] are entitled to notice of, and to vote at, the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days prior to the special meeting at 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Stockholders of FCG who do not vote in favor of adoption of the merger agreement are entitled to demand appraisal rights in connection with the merger if they meet certain conditions and comply with certain procedures under Section 262 of the General Corporation Law of the State of Delaware, which is attached to this proxy statement as Annex C.

By Order of the Board of Directors,

Michael A. Zuercher
Senior Vice President, Corporate — General
Counsel and Secretary
Long Beach, California
[          ]

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting in person, it is important that your shares are represented. Please take the time to vote by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, or, in the event that you hold your shares through a broker or other nominee, in accordance with the separate voting instructions received from your broker or nominee, as soon as possible. Submitting a proxy will ensure that your shares are represented at the special meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit your proxy, grant a proxy for your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement.

Annexes

Annex A	Agreement and Plan of Merger dated as of October 30, 2007, by and among First Consulting Group, Inc., Computer Sciences Corporation and LB Acquisition Corp.	A-1
Annex B	Opinion of William Blair & Company, L.L.C.	B-1
Annex C	Section 262 of the General Corporation Law of the State of Delaware	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of First Consulting Group, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “company,” “we,” “our,” “ours,” “us” and “FCG” refer to First Consulting Group, Inc. We refer to Computer Sciences Corporation as CSC, and LB Acquisition Corp. as Merger Sub.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of [ ], the record date for the special meeting, you owned shares of our common stock. We have entered into a merger agreement with CSC and Merger Sub. Under the merger agreement, subject to the adoption of the merger agreement by our stockholders and the satisfaction of other conditions to completion of the merger, we will become a wholly-owned subsidiary of CSC and our common stock will no longer be listed on the NASDAQ Global Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. We will hold a special meeting of our stockholders to obtain this approval. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our stockholder, to vote your shares without attending the special meeting. Your proxy is being solicited by our board of directors.

Your vote is very important. We encourage you to submit your proxy as soon as possible.

Q:	As a holder of FCG common stock, what will I be entitled to receive in the merger?

A:	Upon completion of the merger, each share of our common stock outstanding immediately prior to the completion of the merger, other than shares held by CSC or its subsidiaries or by holders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware, will be automatically converted into the right to receive $13.00 in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,300 in cash, without interest, and less any applicable withholding tax, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will convene on [ ] at [ ] local time at [ ].

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on a proposal to adopt the merger agreement; a proposal for the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and for the transaction of such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All holders of record of our common stock as of the close of business on [ ], the record date for the special meeting, are entitled to receive notice of, and to attend and vote or submit a proxy to vote at, the special meeting. If you want to attend the special meeting and your shares are held of record in an account at a brokerage firm, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	How does the board of directors of FCG recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting.

Q:	Why is the board of directors of FCG recommending that I vote “FOR” the proposal to adopt the merger agreement?

A:	After careful consideration, our board of directors unanimously approved the merger agreement and the merger, and unanimously determined that the merger is advisable and fair to, and in the best interests of, our stockholders. In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 27 through 30 under “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of FCG’s stockholders is required to adopt the merger agreement?

A:	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	What vote of FCG’s stockholders is required to approve the adjournment of the special meeting?

A:	The proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you owned on [ ], the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on [ ], you may vote in person at the special meeting, by submitting a proxy for the special meeting (by following the instructions on the enclosed proxy card and completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope), or by granting a proxy electronically via the Internet or by telephone. Internet and telephone proxy submissions are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to grant a proxy over the Internet or telephone.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. Also, please note, that if your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	What will happen if I abstain from voting, fail to vote on the proposals or fail to instruct my broker to vote on the proposals?

A:	If you abstain from voting, fail to cast your vote in person, by proxy or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and it will have no effect on the proposal to adjourn the special meeting.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a stockholder of record on [ ], you may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

• provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy (written revocations may be sent to First Consulting Group, Inc., Attn: Corporate Secretary, 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802);

• complete and submit to our corporate secretary a proxy in writing via mail to the address above, dated later than your original proxy relating to the same shares;

• grant a proxy via the Internet or by telephone following the date of your original proxy relating to the same shares; or

• attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached to this proxy statement as Annex C, in connection with the merger, if you meet certain conditions and satisfy certain procedures described in this proxy statement under the caption “The Merger — Appraisal Rights.”

Q:	Is the merger expected to be taxable to me?

A:	The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash per share received and the holder’s adjusted tax basis in the share of our common stock exchanged therefor. Any such gain or loss will be a capital gain or loss if the shares are held as capital assets by the stockholder, and will be a long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of a non-corporate stockholder are subject to a maximum U.S. federal income tax rate of 15%. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you with respect to your particular tax situation.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you demand appraisal of your shares, you will receive an appraisal notice from us instructing you where and when your certificates must be deposited if the deposit of your certificates is required in connection with the exercise of your appraisal rights.

Q:	What should I do if I have lost my share certificates?

A:	If you have lost your share certificates, please contact our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449 to obtain replacement certificates.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to complete the merger in the first calendar quarter of 2008. However, because there are certain conditions that must be met before completing the merger, we cannot be certain of the timing of the completion of the merger.

Q:	What happens if I sell my shares of FCG common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will lose the right to demand appraisal of such shares and will transfer the right to receive $13.00 per share in cash, without interest, less any applicable withholding tax, to be received by our stockholders in the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, please contact our proxy solicitor, The Altman Group, using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

First Consulting Group, Inc. Attn: Corporate Secretary 111 West Ocean Boulevard, 4th Floor Long Beach, California 90802 (562) 624-5200	OR	The Altman Group Banks and Brokers Call: [( ) - ] All Others Call Toll Free: [( ) - ] Direct Email to: [ ]@altmangroup.com

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of FCG or that you should consider before voting on the proposal to adopt the merger agreement. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 20)

First Consulting Group, Inc.
111 West Ocean Boulevard, 4th Floor
Long Beach, California 90802
(562) 624-5200

First Consulting Group, Inc. (which we refer to in this proxy statement as FCG, we, us, or our) is a leading provider of outsourcing, consulting, systems implementation and integration services and proprietary software products for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve our clients’ performance. Our firm’s consulting and integration services and proprietary software products increase clients’ operational effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. Founded in 1980, FCG has compiled a strong track record of client service and satisfaction and has grown to a firm with more than 2,500 associates.

For additional information about FCG and our business, see “Where You Can Find More Information” on page 69.

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311

Computer Sciences Corporation (which we refer to in this proxy statement as CSC) is one of the world’s leading information IT services companies. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology. With approximately 87,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities, which include systems design and integration, IT and business process outsourcing, applications software development, Web and application hosting, and management consulting. Headquartered in El Segundo, California, CSC reported revenue of $14.7 billion for the 12 months ended December 29, 2006. CSC’s common stock is listed on the New York Stock Exchange under the symbol “CSC”.

For additional information about CSC and its business, see “Where You Can Find More Information” on page 69.

LB Acquisition Corp.
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311

LB Acquisition Corp. (which we refer to in this proxy statement as Merger Sub), a Delaware corporation and a wholly-owned subsidiary of CSC, was organized solely for the purpose of entering into the merger agreement with FCG and completing the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into FCG.

The Merger (page 20)

Pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A, FCG will be acquired by CSC. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into FCG, with FCG continuing as the surviving corporation and a wholly-owned subsidiary of CSC. Upon the completion of the merger, each share of our common stock outstanding immediately prior to the completion of the merger, other than shares held by CSC, any subsidiaries of CSC or by holders properly exercising appraisal rights under the General Corporation Law of the State of Delaware, will be automatically converted into the right to receive $13.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Effect of the Merger on Stock Options, Restricted Stock Awards and Stock Bonus Awards (page 52)

If the merger occurs, stock options, restricted stock awards and stock bonus awards will be treated as described below:

•	All outstanding options to purchase shares of our common stock held by our employees, officers, directors and other service providers, regardless of whether such options are vested or unvested, will become fully vested immediately prior to the completion of the merger, and at that time all outstanding options will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $13.00 over the applicable per share exercise price, and (ii) the number of shares subject to the option; and

•	All outstanding shares of restricted stock awards and stock bonus awards held by our employees, officers, directors and other service providers, regardless of whether such shares are vested or unvested, will become fully vested immediately prior to the completion of the merger, all restrictions on such shares will lapse, and such shares will be treated in the same manner as other outstanding shares of our common stock. Thus, each such share will be cancelled in exchange for $13.00 per share.

The Special Meeting (page 16)

The special meeting of stockholders will be held at [                                                          ] on [          ] at [          ] local time. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement, and, if necessary or appropriate, the proposal to adjourn the special meeting.

Stockholders Entitled to Vote; Vote Required (page 16)

Only holders of record of our common stock at the close of business on [          ], the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement. The proposal to adjourn the special meeting, if it is necessary or appropriate, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. On the record date, there were [          ] shares of our common stock entitled to vote at the special meeting.

Quorum (page 16)

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Shares Owned by Our Directors and Executive Officers (page 17)

As of [          ], the record date for the special meeting, our directors and executive officers were entitled to vote approximately [          ] shares of common stock, or approximately [     ]% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options which are not entitled to vote at the special meeting.

Market Price and Dividend Data (page 66)

Our common stock is listed on the NASDAQ Global Market under the symbol “FCGI.” On October 30, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $9.98. On [          ], the last full trading day prior to the date of this proxy statement, our common stock closed at $[     ].

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, there will be no further market for our common stock.

Recommendation of Our Board of Directors (page 16)

Our board of directors unanimously:

•	approved the merger agreement and other transactions contemplated by the merger agreement; and

•	determined that the merger and the other transactions contemplated in the merger agreement are advisable, fair to and in the best interests of us and our stockholders.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to adjourn the special meeting.  To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger” beginning on page 27.

Interests of Our Directors and Executive Officers in the Merger (page 37)

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. For example:

•	our executive officers that have previously executed change in control agreements may be entitled to certain cash severance payments and continued benefits that will be triggered if they are terminated under certain circumstances during the period commencing one month prior to and ending 13 months following the completion of the merger;

•	our executive officers that have previously executed change in control agreements will be entitled to their prorated target cash bonus for the bonus period in which the merger is completed if they are employed by us on the date of the completion of the merger or their employment is terminated by us without “Cause” (as defined on page 40) one month prior to the completion of the merger;

•	our executive officers that do not have change in control agreements may be entitled to certain cash severance payments under our severance guidelines if their employment is terminated in connection with the merger or at any time within six months of the closing of the merger (unless such officer’s employment is terminated for performance, cause or violation of our policies);

•	all unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested immediately prior to the completion of the merger and be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $13.00 over the applicable per share exercise price, and (ii) the number of shares subject to the unvested portion of the option;

•	all vested options to purchase shares of our common stock held by our directors and executive officers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $13.00 over the applicable per share exercise price and (ii) the number of shares subject to the vested portion of the option;

•	all unvested shares of restricted stock awards and stock bonus awards held by our directors and executive officers will become fully vested immediately prior to the completion of the merger and all restrictions on such shares will lapse, and such shares will be cancelled in exchange for $13.00 per share in the same manner as all other outstanding shares of our common stock in the merger;

•	all FCG contributions to the First Consulting Group, Inc. Supplemental Executive Retirement Plan will become fully vested immediately upon the completion of the merger; and

•	our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the completion of the merger and will have the benefit of director and officer liability insurance for six years following completion of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of William Blair & Company, L.L.C. (page 30 and Annex B)

In connection with the merger, our board of directors received a written opinion from William Blair & Company, L.L.C. (which we refer to in this proxy statement as William Blair), as to the fairness, from a financial point of view and as of the date of its opinion, to the holders of our common stock of the consideration to be received by those holders. The full text of William Blair’s written opinion, dated October 30, 2007, is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by William Blair. William Blair’s opinion is addressed to our board and addressed only the fairness, from a financial point of view, of the consideration to be received in the merger as of October 30, 2007. The opinion does not address the merits of our underlying decision to engage in the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger or any other matter.

Delisting and Deregistration of Our Common Stock (page 44)

If the merger is completed, our common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the SEC).

Litigation Relating to the Merger (page 44)

On November 8, 2007, a putative class action lawsuit was filed in the Superior Court of the State of California in and for Los Angeles County, purportedly on behalf of the public holders of our common stock. The complaint names as defendants FCG and each of our directors, and alleges, among other things, that FCG’s directors breached their fiduciary duties by approving the merger agreement and the merger and that the proposed transaction provides FCG’s public stockholders with inadequate consideration for their shares. The complaint seeks, among other things, class action status, an injunction preventing the completion of the merger, rescission of the merger agreement and the payment of attorneys’ fees and expenses. We believe the lawsuit is without merit and intend to defend the action vigorously.

The Merger Agreement (page 52)

Conditions to the Completion of the Merger

Our, CSC’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or mutual waiver of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the absence of any statute, rule, regulation, order or injunction preventing the completion of the merger; and

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and that any other material consent or approval under any other applicable antitrust or competition laws of any other applicable jurisdiction shall have been obtained.

CSC’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by CSC of the following conditions:

•	certain specified representations and warranties made by us in the merger agreement shall be true and correct in all material respects as of October 30, 2007 and when the merger is completed (except for those representations and warranties that expressly relate to an earlier date, which only need to be true and correct as of such earlier date);

•	all other representations and warranties made by us in the merger agreement shall be true and correct as of October 30, 2007 and when the merger is completed (except for those representations and warranties that expressly relate to an earlier date, which only need to be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, a material adverse effect (as described in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties”) on us;

•	the performance by us in all material respects of our obligations and covenants under the merger agreement;

•	the receipt by CSC of a certificate signed by one of our executive officers certifying the satisfaction of the foregoing conditions; and

•	the absence of a material adverse effect on our business since October 30, 2007.

Our obligation to complete the merger is also subject to the satisfaction by CSC and Merger Sub or waiver by us of the following conditions:

•	the representations and warranties made by CSC and Merger Sub in the merger agreement shall be true and correct in all material respects as of October 30, 2007 and when the merger is completed (except for those representations and warranties that expressly relate to an earlier date, which only need to be true and correct as of such earlier date);

•	the performance by each of CSC and Merger Sub in all material respects of their obligations and covenants under the merger agreement; and

•	our receipt of a certificate signed by an executive officer of CSC certifying the satisfaction of the foregoing conditions.

No Solicitation of Acquisition Proposals and Standstill Waivers

Under the terms of the merger agreement, as of October 30, 2007, we agreed to immediately cease and terminate any solicitation, encouragement, discussion or negotiation we had with anyone other than CSC and Merger Sub regarding an acquisition proposal for us. In addition, we agreed to request and use our reasonable best efforts to cause the return or destruction of any confidential information provided to such persons.

We have also agreed that, from October 30, 2007 until the completion of the merger, we and our subsidiaries will not, and we will cause each of our and their representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage any acquisition proposals;

•	engage in any discussions or negotiations with respect to an acquisition proposal;

•	cooperate with, assist in, participate in, or knowingly facilitate any inquiries, proposals or offers that could lead to an acquisition proposal;

•	provide any non-public information to any person that would encourage, assist, or facilitate any acquisition proposals; or

•	exempt any person or entity from any anti-takeover provision under applicable law or from our Rights Agreement adopted November 22, 1999.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our stockholders, furnish non-public information to, and engage in discussions or negotiations with, a person making a bona fide, written acquisition proposal, if:

•	we have complied with the non-solicitation provisions above;

•	our board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal;

•	our board of directors determines in good faith (after consultation with its outside legal counsel) that it would be inconsistent with its fiduciary duties under applicable law not to take such actions;

•	the potential acquirer has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and CSC (except such confidentiality agreement may permit the potential acquirer to convey confidentially an acquisition proposal to us and permit us to furnish non-public information to, and engage in discussions or negotiations with, such potential acquirer);

•	we notify CSC before we enter into such a confidentiality agreement, and we provide the confidentiality agreement to CSC; and

•	we provide to CSC any material non-public information provided to such potential acquirer which was not previously provided to CSC.

We have also agreed to notify CSC promptly (and in any event within 48 hours):

•	if we receive an acquisition proposal or offer or indication by any person that it is considering making an acquisition proposal, along with its material terms;

•	if we receive any request for non-public information relating to us other than requests for information in the ordinary course of business and unrelated to an acquisition proposal;

•	if we receive any inquiry or request for discussions or negotiations regarding an acquisition proposal, along with its material terms;

•	of the identity of any person that indicates that it is considering making an acquisition proposal; and

•	if we decide to furnish non-public information to, or engage in discussions or negotiations with, a person making a bona fide, written acquisition proposal.

Additionally, we are obligated to keep CSC reasonably informed (orally and in writing) of the status and material terms of, and any modifications made to, any acquisition proposal, indication, inquiry or request described in the preceding five bullets.

We have also agreed not to terminate, waive, amend or modify any of our confidentiality or standstill agreements existing on October 30, 2007 or signed thereafter in accordance with the requirements above, except:

•	in the case of a person who made a written acquisition proposal to us between January 30, 2007 and October 30, 2007, we may waive, amend or modify any such confidentiality or standstill agreement prior to November 29, 2007 in order to permit such person to convey confidentially an acquisition proposal to us and to permit us to furnish non-public information to, and engage in discussions or negotiations with, such person; or

•	in the case of any other person, we may waive, amend or modify any such confidentiality or standstill agreement at any time before our stockholders adopt the merger agreement in order to permit such person to convey confidentially an acquisition proposal to us and to permit us to furnish non-public information to, and engage in discussions or negotiations with, such person.

We must promptly notify CSC of any such exceptions, provide CSC a copy of the terminated, waived, amended or modified agreement, and make equivalent changes to our confidentiality agreement with CSC.

Termination of the Merger Agreement

The merger agreement may be terminated only as follows:

•	by either CSC or us if:

—	the merger has not been completed by April 30, 2008 and such delay was not caused by a breach of the merger agreement by the terminating party;

—	a majority of the outstanding shares of our common stock do not vote to adopt the merger agreement at the special stockholders meeting; or

—	a court or other governmental entity has permanently restrained, enjoined or otherwise prohibited the merger; or

•	by us if:

—	we are not in material breach of the merger agreement, CSC or Merger Sub materially breaches the merger agreement, and such breach cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from us; or

—	we accept an unsolicited superior proposal and concurrently pay CSC a termination fee of $10,900,000; or

•	by CSC if:

—	they are in material breach of the merger agreement, we materially breach certain specified representations, warranties or covenants made by us in the merger agreement, and such breach cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from CSC;

—	they are in material breach of the merger agreement, we breach any other representations and warranties made by us in the merger agreement, and such breach is reasonably expected to have a material adverse effect on us and cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from CSC;

—	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to CSC, its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

—	our board of directors approves or recommends (or publicly proposes to do so) an acquisition proposal;

—	a tender or exchange offer for 15% or more of our outstanding stock has been commenced and, within 10 business days, our board of directors does not publicly recommend that our stockholders not tender their shares in such offer; or

—	we materially breach our covenants described under “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” and such breach cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from CSC; or

•	by mutual written consent of us and CSC.

Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is completed. However, in the event CSC terminates the merger agreement in response to a breach of our representations, warranties or covenants, as described under “The Merger Agreement — Conditions to the Merger,” we will be required to reimburse CSC and Merger Sub for up to $3,000,000 of their documented out-of-pocket costs, fees and expenses incurred in connection with the merger. We must also pay CSC a termination fee of $10,900,000, less any costs, fees or expenses reimbursed to them in accordance with the prior sentence, if:

•	CSC terminates the merger agreement because:

—	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to CSC, its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

—	our board of directors approves or recommends (or publicly proposes to do so) an acquisition proposal;

—	a tender or exchange offer for 15% or more of our outstanding stock has been commenced and, within 10 business days, our board of directors does not publicly recommend that our stockholders not tender their shares in such offer; or

•	we terminate the merger agreement in order to accept an unsolicited superior proposal; or

•	a third party acquisition proposal which would result in such third party acquiring beneficial ownership of at least 50% of our assets, equity interests, or businesses has become publicly announced or known and not publicly withdrawn prior to the termination of the merger agreement, and

—	the merger agreement is terminated (a) by us or CSC because the merger has not been completed by April 30, 2008 or because a majority of the outstanding shares of our common stock do not vote to adopt the merger agreement at the special stockholders meeting, or (b) by CSC because we materially breach our covenants described under “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers”; and

—	within 12 months after such termination of the merger agreement, we enter into any definitive agreement with respect to, or we consummate, any acquisition proposal which would result in any third party acquiring beneficial ownership of at least 50% of our assets, equity interests or businesses.

Material U.S. Federal Income Tax Consequences (page 44)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash per share received and the holder’s adjusted tax basis in the share of our common stock exchanged therefor. Any such gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of a non-corporate stockholder are subject to a maximum U.S. federal income tax rate of 15%. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 44 for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you with respect to your particular tax situation.

Regulatory Matters (page 47)

Antitrust

Under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (which we refer to as the HSR Act), we cannot complete the merger until we and CSC have notified the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the U.S. Federal Trade Commission (which we refer to as the FTC) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and CSC filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on November 19, 2007. The initial waiting period under the HSR Act will expire at 11:59 p.m. on December 19, 2007, the 30th day following the filing, unless the Antitrust Division or the FTC requests additional information before that time.

The merger is also subject to review by the German competition authority, the Bundeskartellamt. CSC filed the required notification with the Bundeskartellamt on behalf of both parties on November [  ] 2007. The initial waiting period will expire on December [  ], 2007, one month following the day of the filing.

Paying Agent

CSC has designated [          ] to act as the paying agent for the payment of the merger consideration.

Appraisal Rights (page 47 and Annex C)

Under Section 262 of the General Corporation Law of the State of Delaware, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the applicable merger consideration for such shares. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the completion of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the completion of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under the under the General Corporation Law of the State of Delaware. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger — Appraisal Rights” on page 47 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive the judicially-determined fair value of their shares (plus interest, if so determined by the Court), only if one or more stockholders files a petition for appraisal in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or other similar words. These forward-looking statements, including, without limitation, those projections regarding the completion of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the completion of the merger;

•	the timing of the completion of the merger and receipt by stockholders of the merger consideration;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty concerning the effects of our pending transaction with CSC;

•	additional risks and uncertainties that are listed in Item 1A of Part II of our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on November 7, 2007 and Item 1A of Part I of our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on April 14, 2007, which we urge you to read and consider; and

•	additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should not place any undue reliance on forward-looking statements and should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

FIRST CONSULTING GROUP, INC. SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at [                    ] on [          ] at [          ] local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on [          ], to consider and vote on the following proposals:

1. The adoption of the Agreement and Plan of Merger, dated as of October 30, 2007, by and among FCG, CSC and Merger Sub, a wholly-owned subsidiary of CSC. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into FCG, with FCG continuing as the surviving corporation and becoming a wholly-owned subsidiary of CSC, and each outstanding share of FCG stock (other than shares as to which appraisal rights are properly demanded) will be converted into the right to receive $13.00 per share in cash, without interest;

2. The adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

3. The transaction of any other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms of the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders and has unanimously approved the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting. See “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Stockholders Entitled to Vote; Record Date and Quorum

You may vote at the special meeting if you were a record holder of shares of our common stock at the close of business on [          ], the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of [          ], there were [          ] shares of our common stock outstanding and entitled to vote.

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum.

Vote Required

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to adopt the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

A list of our stockholders will be available for review for any purpose germane to the special meeting at 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802 during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of [          ], the record date for the special meeting, our directors and executive officers were entitled to vote approximately [          ] shares of common stock, or approximately [     ]% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options which are not entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Voting; Proxies

You may vote in person or by proxy at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

If you do not wish to attend the special meeting you may submit your proxy by completing, dating, signing and returning the enclosed proxy card by mail or by granting a proxy by telephone or on the Internet. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons who attend the special meeting but abstain from voting in person or by proxy, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the adoption of the merger agreement and will have no effect on the proposal to adjourn the special meeting. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement and no effect on the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. An adjournment may occur under any of the methods described below.

•	Our bylaws, as amended, provide that the chairman of the special meeting may adjourn the meeting by announcing at the meeting the time, date and place where the meeting will reconvene. Such an adjournment must be for no more than 30 days from [ ].

•	Our bylaws also provide that if a quorum is not present at the special meeting, then the meeting may be adjourned from time to time by the vote of the holders of shares representing a majority of the votes present in person or by proxy at the meeting. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances unless the proxy is marked “AGAINST” the proposal to adopt the merger agreement.

•	We may also adjourn the special meeting, if necessary or appropriate, if we take a vote under Proposal 2 and the votes cast in favor of that proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against that proposal.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary dated later than that stockholder’s original proxy, by granting a proxy via Internet or by telephone following the date of that stockholder’s original proxy or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy. If the special meeting is adjourned, stockholders can revoke their proxies for the special meeting at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

We have retained The Altman Group to assist in the solicitation of proxies for the special meeting. We will bear the entire cost of our and The Altman Group’s solicitations, including the payment of a fee of approximately $12,500, plus reimbursement of reasonable out-of-pocket expenses. We may also employ our directors, officers and employees to solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We or The Altman Group may also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Appraisal Rights

Under applicable Delaware law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. Generally, in order to properly demand appraisal, a stockholder must:

•	deliver a written demand to us for appraisal, in compliance with the General Corporation Law of the State of Delaware, before the vote on the proposal to adopt the merger agreement occurs at the special meeting;

•	not vote in favor of the proposal to adopt the merger agreement;

•	strictly follow the statutory procedures for perfecting appraisal rights under Delaware law, which are described in the section entitled “The Merger — Appraisal Rights,” and included as Annex C to this proxy statement.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal.

Other Business

We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary or appropriate, the proposal to adjourn the meeting will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

First Consulting Group, Inc. Attn: Corporate Secretary 111 West Ocean Boulevard, 4th Floor Long Beach, California 90802 (562) 624-5200	OR	The Altman Group Banks and Brokers Call: [( ) - ] All Others Call Toll Free: [( ) - ] Direct Email to: [ ]@altmangroup.com

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Introduction

We are asking our stockholders to adopt the Agreement and Plan of Merger, dated as of October 30, 2007, by and among First Consulting Group, Inc. (which we refer to in this proxy statement as FCG), Computer Sciences Corporation (which we refer to in this proxy statement as CSC), and LB Acquisition Corp., a wholly-owned subsidiary of CSC. If we complete the merger, we will become a wholly-owned subsidiary of CSC, and our stockholders will have the right to receive $13.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the completion of the merger. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

First Consulting Group, Inc.

FCG is a leading provider of outsourcing, consulting, systems implementation and integration services and proprietary software products for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve our clients’ performance. Our firm’s consulting and integration services and proprietary software products increase clients’ operational effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. Founded in 1980, FCG has compiled a strong track record of client service and satisfaction and has grown to a firm with more than 2,500 associates. Our principal offices are located at 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802 and our telephone number is (562) 624-5200. Additional information about us is contained in our filings with the SEC. See “Where You Can Find More Information” on page 69.

Computer Sciences Corporation

Computer Sciences Corporation (which we refer to in this proxy statement as CSC) is one of the world’s leading information IT services companies. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology. With approximately 87,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities, which include systems design and integration, IT and business process outsourcing, applications software development, Web and application hosting, and management consulting. Headquartered in El Segundo, California, CSC reported revenue of $14.7 billion for the 12 months ended December 29, 2006. CSC’s common stock is listed on the New York Stock Exchange under the symbol “CSC”. CSC’s principal offices are located at 2100 East Grand Avenue, El Segundo, California 90245 and its telephone number is (310) 615-0311. For additional information about CSC and its business, see “Where You Can Find More Information” on page 69.

LB Acquisition Corp.

LB Acquisition Corp. (which we refer to in this proxy statement as Merger Sub), a Delaware corporation and a wholly-owned subsidiary of CSC, was organized solely for the purpose of entering into the merger agreement with FCG and completing the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into FCG. LB Acquisition Corp.’s mailing address is c/o Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245 and its telephone number is (310) 615-0311.

Background of the Merger

Our board of directors (which we refer to in this section as our board) and management, in their ongoing effort to maximize stockholder value, have periodically reviewed and assessed our business strategy, a variety of strategic alternatives (including the sale of some of our businesses, assets or the entire company, or the acquisition of businesses or assets), and the various trends and conditions impacting our businesses generally.

On April 6, 2005, a private equity firm (which we refer to in this proxy statement as Bidder A) sent us an unsolicited letter expressing an interest in acquiring us at a price of $7.25 per share of our common stock, subject to its completion of due diligence, receipt of financing, negotiation of a definitive agreement and other conditions. The closing price of our common stock on that day was $5.55 per share.

On April 11, 2005, a special meeting of our board was held to consider the proposal submitted by Bidder A. During the meeting, representatives of Latham & Watkins LLP, our outside legal counsel (who we refer to in this proxy statement as Latham & Watkins) advised our board of its fiduciary duties to our stockholders under Delaware law in connection with a sale of the company.

On April 28 and 29, 2005, our management met with Bidder A to discuss its proposal. During these meetings, Bidder A orally indicated that it would be willing to consider a higher price per share to acquire us than indicated in its April 6 letter.

Between April 29, 2005 and July 8, 2005, we had several discussions with Bidder A regarding its proposal.

On July 8, 2005, at a special meeting of a special committee of our board, Bidder A made a telephonic presentation of its acquisition proposal, which was preceded by its oral indication that it could pay up to $10.00 per share of our common stock. The closing price of our common stock on July 8, 2005 was $5.15 per share. Among other things, Bidder A’s offer required that we enter into exclusive negotiations with Bidder A, was conditioned on our ability to earn $0.10 per share in the fourth quarter of 2005 and provided that Bidder A could terminate discussions during its due diligence and receive reimbursement of its legal and other expenses incurred in the due diligence process. During the July 8 board meeting, our board discussed the significant conditions on Bidder A’s proposal and the price it was willing to pay. After consulting with our management and advisors and reviewing an evaluation of our business plan and prospects, we declined to enter into detailed due diligence or negotiations over a definitive agreement with Bidder A and our immediate discussions with Bidder A ended. We ultimately generated a net loss of $0.36 per share in the fourth quarter of 2005.

On November 4, 2005, Luther J. Nussbaum resigned as our Chairman of the Board and Chief Executive Officer and our board commenced a search, with the assistance of an outside search firm, to hire a new Chief Executive Officer.

On June 26, 2006, Larry R. Ferguson was appointed as our Chief Executive Officer. Following Mr. Ferguson’s appointment, our management undertook a comprehensive review of our business plan, focusing on, among other matters, the restructuring of our business units, cost rationalization efforts that had commenced in the fourth quarter of 2005 and leveraging our sales and marketing functions. Over the next several months, management and our board periodically discussed various strategic initiatives to improve our prospects and increase stockholder value.

In July 2006, a strategic company (who we refer to in this proxy statement as Bidder B) and another strategic company separately approached two of our board members inquiring about a potential acquisition of the company. Due to the need to stabilize our management team and our desire to reevaluate our business plan, prospects and strategic alternatives, we determined not to proceed with further discussions with either of these parties at that time.

On October 24, 2006, we had a regular meeting of our board to discuss, among other matters, our business strategy, opportunities and risks faced by us, and the state of the markets that we compete in. As a result of these efforts, the company completed a firm-wide restructuring of its business units that was effective January 2007.

In the first quarter of 2007, our management had discussions with representatives of William Blair regarding our competitive position within the industry, our business strategy, our historical financial performance and future prospects, the mergers and acquisitions market, preliminary potential valuations of the company and possible strategic alternatives (such as divestiture of business units, acquisition of complementary businesses, termination of unprofitable customer contracts, and a potential sale of the company).

On February 20, 2007, we had a regular meeting of our board to discuss, among other matters, a review of our business operations, including the competitive risks faced by each of our business units and strategic alternatives available to the company to enhance stockholder value. During the meeting, representatives of William Blair discussed with our board, among other things, the current state of the healthcare information technology and professional services markets, the state of the market for mergers and acquisitions, selected public company market statistics and valuations, alternatives regarding the further restructuring of our operations, preliminary potential valuations of the company, our historical financial performance and continuing as a standalone company under our business plan.

On March 9, 2007, we had a special telephonic meeting of our board during which we determined to engage William Blair as our financial advisor to assist us in continuing to explore and evaluate our strategic direction and alternatives, including a possible sale of the company. At the meeting, representatives of William Blair further discussed with our board the issues discussed at the February 20 board meeting, including the strategic alternatives available to the company. Our management then discussed various strategic alternatives available to the company, including a sale of the company, business restructurings, cost cutting measures and asset divestitures. Following this discussion, our board authorized management to continue exploring strategic alternatives, including contacting third parties which might be interested in acquiring the company.

On May 1, 2007, we had a regular meeting of our board to, among other things, discuss the status of the review of our strategic alternatives. Management reported to our board that William Blair, at the direction of management, had contacted various companies and private equity firms regarding their interest in pursuing a possible acquisition of the company, and that the company would enter into confidentiality agreements with certain of these parties. Management further reported to our board that it would continue to analyze its strategic alternatives for the company on a stand-alone basis.

Beginning in late April and early May 2007, through William Blair, we began contacting and engaging in preliminary discussions with third parties concerning a possible sale of the company. From that time, and continuing through June 2007, we contacted 18 potential strategic buyers and 56 potential financial buyers. The potential strategic buyers were identified, with input from William Blair, based upon the nature of their operations, financial condition and ability to complete a transaction. The potential financial buyers were identified, with input from William Blair, based upon their investment strategies and ability to complete a transaction. Following these initial contacts, we entered into confidentiality agreements with seven potential strategic buyers and 31 potential financial buyers. We sent each of these parties a confidential information memorandum regarding us and our business. We requested each of these parties to give us a preliminary indication of interest in acquiring us by June 21, 2007.

Between June 20 and June 21, 2007, three potential strategic buyers, including CSC and Bidder B, and four potential financial buyers, including Bidder A, delivered written, non-binding initial indications of interest in acquiring FCG. The initial indicated values that these potential buyers were willing to acquire us at ranged from $9.15 to $11.50 per share of our common stock. In its initial indication of interest, CSC’s initial indication of value ranged from $10.00 to $11.25 per share of our common stock. The closing price of our common stock on June 21, 2007 was $8.71 per share.

On June 25, 2007, at a special telephonic meeting of our board, our management reviewed the initial indications of interest received to date. Our board instructed management to meet with the six highest of the seven bidders and continue exploring the other strategic options available to the company, including remaining an independent standalone company.

On July 6, 2007, another potential strategic buyer delivered to William Blair a non-binding initial indication of interest in acquiring FCG for a price of between $11.50 and $12.00 per share of our common stock. The closing price of our common stock on July 6, 2007 was $9.15 per share.

From July 12 to July 31, 2007, we gave separate management presentations regarding our operations and business plans to the seven bidders with the highest indicated value. In addition to the management meetings, we provided these parties with access to an electronic due diligence data site containing a limited set of confidential information and documents relating to us and our business. Our management presentation to CSC occurred on July 25, 2007.

On July 27, 2007, we requested that each of the bidders submit a revised indication of interest in acquiring the company by August 15, 2007. Thereafter, we provided each of the parties with a draft proposed merger agreement and instructed each bidder to include its comments to the merger agreement in the form of a revised agreement with its revised indication of interest.

Over the next two weeks, five of the bidders, including CSC, notified us that they no longer wished to pursue a transaction with us.

On August 15, 2007, Bidder B submitted a written indication of interest to acquire us at a price of $11.00 per share of our common stock. The proposal did not include a revised merger agreement and was subject to specified assumptions and the completion of its due diligence investigation and certain other conditions.

Also on August 15, 2007, Bidder A submitted a written indication of interest to acquire us at a price range of $12.50 to $13.00 per share of our common stock, along with a revised merger agreement and non-binding commitment letters from lenders and other sources to finance a portion of the transaction. The proposal was subject to completion of its due diligence investigation, its receipt of binding financing commitments from its lenders and investors and certain other conditions. The closing price of our common stock on August 15, 2007 was $9.05 per share.

On August 20, 2007, we held a regular telephonic meeting of our board to discuss the revised indications of interest submitted by Bidder A and Bidder B. Representatives of Latham & Watkins advised our board of its fiduciary obligations in the context of a potential sale of the company. Our management then gave a presentation to our board on various potential strategic initiatives to increase stockholder value in addition to a potential sale of the company, including:

•	Strategy 1 — Continue its present strategy as an independent standalone company;

•	Strategy 2 — Divest our Software Services business with our software development center located in Vietnam, and continue our operations as currently conducted in our remaining business units;

•	Strategy 3 — Sell our Software Services business and Health Delivery Outsourcing Services business, and continue our operations as currently conducted in our remaining business units; and

•	Strategy 4 — Transform the company into a product focused healthcare organization, divest our Health Delivery Outsourcing Services business, seek opportunities through a partnership with Microsoft in which we could apply our programming skills in Vietnam to Microsoft Sharepoint Server-related engagements and applications and invest capital in acquiring healthcare products focused in life sciences, health plans and health delivery services markets.

At the meeting, representatives of William Blair discussed with our Board a comprehensive update of the process used to solicit potential buyers and summarized the two proposals that Bidder A and Bidder B submitted on August 15. Representatives of Latham & Watkins also provided an overview of the material issues raised by the revised merger agreement submitted by Bidder A. At the end of the meeting, our board authorized management to continue discussions and negotiations with, and provide further confidential information to, Bidder A and Bidder B. Following the meeting, representatives of William Blair contacted both Bidder A and Bidder B and informed each of them that our board decided to continue discussions and negotiations with them on a non-exclusive basis regarding a potential transaction.

From August 20, 2007 through October 30, 2007, our management facilitated the due diligence review being conducted by Bidders A and B, including participating in telephonic conference calls, attending meetings with each of Bidder A and Bidder B to discuss due diligence matters and providing additional confidential materials on our electronic due diligence data site.

On September 1, 2007, representatives from Latham & Watkins sent a revised draft of the proposed merger agreement to Bidder A’s legal counsel. From September 1, 2007 through October 30, 2007, representatives from Latham & Watkins negotiated with Bidder A’s legal counsel on several occasions in an attempt to finalize the terms of the merger agreement. These negotiations focused on, among other things, certainty of closing provisions, the circumstances under which our board could change or alter its recommendation of the transaction to our stockholders, and other provisions relating to deal protection. In addition, during this period our management and representatives of William Blair had numerous communications with Bidder A regarding various matters, including the price at which Bidder A was willing to pursue an acquisition of the company.

On September 12, 2007, we entered into an agreement to sell substantially all of our assets and rights relating to our Software Products business, which was completed the same day. We determined, after consultations with William Blair, that this divestiture was in the best interests of the company and would likely have a positive impact on our valuation in a possible sale of the company. We publicly announced this asset sale and its expected effect on our earnings on September 13, 2007.

On September 20, 2007, Bidder B’s legal counsel sent a revised draft of the merger agreement to Latham & Watkins. Over the next week and a half, representatives from Latham & Watkins negotiated with Bidder B’s legal counsel in an attempt to finalize the terms of the merger agreement. These negotiations focused on, among other things, certainty of closing, the structure of the transaction, provisions relating to deal protection and the actions that Bidder B must take to obtain antitrust approval of the transaction.

On October 2, 2007, Bidder A submitted a revised proposal to acquire us for $12.50 per share of our common stock. The proposal indicated that its due diligence review was complete. However, while the proposal did include subordinated debt commitment letters, it was not accompanied by commitment letters for a proposed $100 million senior debt financing, which was necessary to fund the acquisition. The closing price of our common stock on that day was $10.15 per share.

On October 4, 2007, Bidder B submitted a revised proposal to acquire us at a price range of $11.25 to $11.75 per share of our common stock. The proposal was subject to completion of its due diligence investigation, negotiation of the merger agreement, the approval of the transaction by its board of directors and certain other conditions. The closing price of our common stock on that day was $10.03 per share.

Later that day, representatives from Bidder B indicated to representatives of William Blair that the price range expressed earlier that day was its best and final offer. As instructed by our management, representatives of William Blair responded that this price was not the highest offer that we had received, and that the terms of its proposed merger agreement were less favorable to FCG than the merger agreement proposed by the other bidder. As a result, William Blair indicated that unless Bidder B was able to improve its offer, it would not be successful in its efforts to acquire us.

Between October 2 and October 5, 2007, Mr. Ferguson contacted members of our board to inform them of the receipt of the revised proposals.

On October 5, 2007, Bidder A delivered to us a non-binding term sheet outlining the terms of its new proposed senior debt financing arrangements. This term sheet was followed on October 10, 2007, by a draft of a commitment for the senior debt financing.

On October 9, 2007, representatives from CSC called a representative of William Blair and indicated that it was again interested in acquiring FCG and inquired as to whether we would entertain a proposal from CSC.

Representatives of William Blair indicated that the process was ongoing and that we would entertain a proposal from CSC, but informed CSC that it was behind in the process and would need to commit resources to complete its due diligence review quickly and submit an indication of interest as soon as possible.

On October 10, 2007, CSC orally indicated to William Blair that it was interested in pursuing an acquisition of FCG at a price between $12.50 and $12.75 per share of our common stock. The closing price of our common stock on that day was $10.16 per share. Later that evening, we provided CSC access to our electronic due diligence data site. From October 10 to October 30, 2007, we had periodic discussions with CSC regarding due diligence matters, and our management and representatives of William Blair had numerous telephonic and other communications with representatives of CSC regarding its interest in pursuing an acquisition of FCG and the price at which it would be willing to do so.

On October 13, 2007, Bidder A verbally indicated to representatives of William Blair that its bid was likely to decrease below $12.50 per share and possibly as low as $12.00 per share.

On October 16, 2007, we distributed a draft merger agreement to CSC.

On October 17, 2007, Bidder B contacted our management to express its continued interest in acquiring us in the price range of $11.25 to $11.75 per share of our common stock. Our management reiterated that that price was insufficient because we had received more favorable proposals from other bidders. Bidder B did not submit any future proposals.

Also on October 17, 2007, Bidder A submitted a revised proposal to acquire us for $12.25 per share of our common stock that would remain in effect until October 19, 2007. The proposal was subject to completion of certain due diligence matters and was accompanied by commitments to finance the transaction. The closing price of our common stock on that day was $9.97 per share. The next day, at our request, Bidder A extended the expiration date for this proposal to Sunday, October 21st at 3 p.m., Pacific Time. Following receipt of the proposal, at the direction of our management, representatives of William Blair contacted Bidder A and informed it that it needed to increase its bid and that our board was likely to have a negative reaction to the decrease in the offer price.

On October 19, 2007, Bidder A submitted a revised commitment letter for a portion of its debt financing, but otherwise indicated that its proposal from October 17th remained unchanged.

On October 20, 2007, CSC submitted a proposal to acquire us for $12.50 per share of our common stock, subject to completion of its due diligence review and the approval of the transaction by its board of directors. The proposal was accompanied by a revised draft merger agreement. CSC again reiterated its strong desire to complete the transaction. On October 21, 2007, CSC increased its bid to $12.75 per share of our common stock. The closing price of our common stock on October 19, 2007, the most recent day our stock traded, was $9.80 per share.

On October 21, 2007, Bidder A indicated that it could raise its offer price to $12.50 per share of our common stock, contingent upon us entering into exclusive negotiations with it through November 15, 2007. Bidder A informed us that its bid remained subject to completion of certain due diligence matters and that it would terminate discussions with us if we declined to enter into an exclusivity agreement. Between October 13 and October 21, 2007, Mr. Ferguson contacted members of our board to update them on the status of our negotiations with the potential buyers.

Also on October 21, 2007, our board held a special telephonic meeting to receive an update on the status of our negotiations with Bidder A, Bidder B and CSC. At the meeting,

•	management and representatives of William Blair updated our board on the negotiations;

•	representatives of Latham & Watkins provided a review of our board’s fiduciary obligations in the context of a potential sale of the company;

•	representatives of Latham & Watkins also reviewed the terms and conditions of the current proposals; and

•	representatives of William Blair also discussed certain financial analyses.

Following these discussions, our board thoroughly considered and discussed the proposals submitted by Bidder A and CSC, including the conditional nature of Bidder A’s bid and its ultimatum that it would terminate discussions with us if we did not agree to enter into an exclusivity agreement. Following this discussion, our board determined that based on the higher potential price offered by CSC, it was in the best interests of our stockholders to provide CSC with additional time to finalize its due diligence review and not enter into an exclusivity agreement with Bidder A. Our board also discussed the risk associated with Bidder A’s statement that it would withdraw from the process and determined that, given the amount of time and resources expended by Bidder A throughout the process, it was unlikely to withdraw from the process entirely, but it might decrease its offer price further. Our board also determined that entry into exclusive negotiations with Bidder A was not warranted because of the conditional nature of its bid. Our board then instructed our management to proceed with its scheduled meeting with CSC’s Chief Executive Officer on the morning of October 22, 2007 in order to confirm CSC’s commitment to acquiring us.

Between October 21, 2007 and October 30, 2007, representatives from Latham & Watkins negotiated with CSC’s legal counsel in an attempt to finalize the terms of the merger agreement. These negotiations focused on, among other things, provisions relating to the termination of the merger agreement and deal protection.

On October 22, 2007, Mr. Ferguson and Thomas A. Watford, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, met with Michael W. Laphen, the Chairman, President and Chief Executive Officer of CSC, and other CSC executives in Washington D.C. At this meeting, Mr. Laphen reaffirmed CSC’s strong commitment to acquire FCG.

Later that day, we informed Bidder A that our board had decided not to enter into exclusive negotiations with it. As a result, Bidder A verbally withdrew its offer to acquire us. However, on October 23, 2007, a representative of Bidder A called Mr. Ferguson to express Bidder A’s continued interest in acquiring FCG. Bidder A also inquired as to what price our board would be willing to accept a proposal to acquire us. Mr. Ferguson informed Bidder A that its previously withdrawn proposal was significantly less attractive with respect to contract terms and price than a proposal submitted by a competing bidder and that Bidder A should submit its best offer. On October 24, 2007 a representative of Bidder A also called Mr. Watford to reiterate its interest in acquiring FCG, and Mr. Watford responded that Bidder A should submit its best offer.

On October 29, 2007, after representatives of William Blair made several requests to CSC to submit its best and final offer, CSC increased its bid to $13.00 per share of our common stock.

Later that day, Bidder A submitted a revised proposal to acquire us for $12.50 per share of our common stock. Other than the increased purchase price, this proposal was substantially similar to its October 17 proposal, which contained certain conditional terms related to Bidder A’s ability to finance the transaction and the enforceability of its obligations under its proposed merger agreement. Bidder A stated that this was its best and final offer.

Later that day, our board held a special telephonic meeting with our management and representatives of William Blair and Latham & Watkins. Prior to the meeting, our board was provided substantially final drafts of the merger agreements for CSC and Bidder A, a memorandum describing the material terms of the merger agreement with CSC, a presentation that outlined the material differences between CSC’s draft merger agreement, Bidder A’s draft merger agreement. At this meeting,

•	management and representatives of William Blair discussed the history of negotiations and the auction process in general;

•	our management updated our board on our financial condition and results of operations, including the results of our fiscal third quarter, and led a discussion of the strategic alternatives available to us;

•	representatives of Latham & Watkins advised our board of its fiduciary obligations in the context of a sale of the company;

•	representatives of Latham & Watkins also provided a detailed summary of the substantially final drafts of the merger agreements proposed by CSC and Bidder A, as well as the material differences between those agreements;

•	management and representatives of Latham & Watkins reviewed with our board the interests that certain members of management had in the proposed transactions as a result of severance arrangements that would be applicable to the proposed transactions; and

•	representatives of William Blair discussed its financial analysis of the consideration to be received in the proposed transactions.

At the conclusion of the meeting, our board directed our management to finalize the merger agreement with CSC.

On October 30, 2007, our board held a special telephonic meeting to consider the approval of the sale of the company to CSC. Prior to the meeting, our board was provided a final version of the merger agreement with CSC. At this meeting,

•	representatives of Latham & Watkins reviewed with our board its fiduciary obligations when considering the proposed transaction;

•	representatives of Latham & Watkins reviewed the terms of the proposed merger agreement; and

•	representatives of William Blair provided a detailed financial analysis of the consideration to be received by our stockholders in the proposed transaction and delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of its review set forth in its written opinion, the consideration of $13.00 per share in cash to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such shares.

After discussion, our board unanimously determined it was advisable, fair to and the best interest of us and our stockholders to enter into the merger agreement and complete the merger on the terms and conditions set forth in the merger agreement with CSC. Our board resolved unanimously to approve the merger agreement and the other transactions contemplated by the merger agreement, and resolved unanimously to recommend that our stockholders vote to adopt the merger agreement.

The merger agreement was executed by the parties later that evening on October 30, 2007. The closing price of our common stock on that day was $9.98 per share.

On October 31, 2007, before the opening of trading on the U.S. public stock markets, we and CSC issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•	approved the merger agreement, the merger and other transactions contemplated by the merger agreement; and

•	determined that the merger and the other transactions contemplated in the merger agreement are advisable, fair to and in the best interests of us and our stockholders.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger

In reaching its decision to approve the merger and the merger agreement and to recommend that our stockholders adopt the merger agreement, our board of directors consulted with management and its legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices for FCG common stock, our past and current business operations and financial condition, our future prospects and the potential merger with CSC. The board of directors also consulted with William Blair as to the fairness, from a financial point of view, to our stockholders of the merger consideration, and with Latham & Watkins regarding the terms of the merger agreement and related matters.

Our board of directors considered a number of positive factors in its deliberations, including:

•	the fact that we conducted a fulsome auction process for the potential sale of FCG over a period of more than six months — which involved soliciting 74 potential buyers; distributing offering memoranda to 38 potential buyers; receiving initial indications of interest from eight potential buyers; holding management meetings with seven potential buyers; and receiving final proposals from three potential buyers — in which CSC’s proposal provided the highest economic value to our stockholders;

•	that the merger consideration of $13.00 per share of our common stock represents a 30.3% premium compared to the closing price of our common stock on October 30, 2007 (the day before we publicly announced our entry into the merger agreement), and a 35.4%, 28.7% and 43.0% premium compared to the closing price of our stock on October 22, 2007, October 1, 2007, and July 31, 2007, respectively, which represent points in time approximately one week, one month and one quarter, respectively, prior to the day before we publicly announced our entry into the merger agreement;

•	that, excluding the estimated value of our cash holdings of approximately $3.25 per share included in our stock price and in the merger consideration, the merger consideration of $13.00 per share of our common stock represents a 44.9% premium compared to the closing price of our common stock on October 30, 2007 (the day before we publicly announced our entry into the merger agreement), and a 53.6%, 42.3% and 67.0% premium compared to the closing price of our stock on October 22, 2007, October 1, 2007, and July 31, 2007, respectively, which represent points in time approximately one week, one month and one quarter, respectively, prior to the day before we publicly announced our entry into the merger agreement;

•	the potential stockholder value that could be expected to be generated from the other strategic alternatives available to us;

•	the advantages of entering into the merger in comparison with the risks of remaining independent, including the risks inherent in the information technology consulting and outsourcing and software products industries;

•	management’s assessment that a merger with CSC would provide us with significant resources and abilities to leverage our current business model;

•	that the merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to the company’s stockholders compared to a transaction in which stockholders would receive stock;

•	the opinion of William Blair to the effect that, as of October 30, 2007 and based upon and subject to the assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by William Blair, as set forth in William Blair’s written opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders;

•	management’s assessment, after discussion with William Blair, among others, that CSC has the financial capability to complete the merger;

•	the terms of the merger agreement, as reviewed with Latham & Watkins, including:

—	the lack of a financing condition to the completion of the merger;

—	our ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances, as more fully described under “The Merger Agreement —

Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers” beginning on page 53;

—	our board’s ability to modify and change its recommendation of the merger in certain circumstances if required by its fiduciary obligations to our stockholders;

—	the fact that we can terminate the merger agreement if an unsolicited superior proposal for an alternative transaction were made by a third party, provided that we comply with certain requirements including payment of the $10.9 million termination fee to CSC; and

—	the fact that the merger agreement provides us sufficient operating flexibility to conduct our business generally in the ordinary course between the signing of the merger agreement and the completion of the merger;

•	the view of our board of directors, after receiving the advice of management and after consultation with Latham & Watkins, that regulatory approvals necessary to complete the merger are likely to be obtained;

•	the fact that the merger would be subject to the approval of our stockholders and that the stockholders would be free to reject the merger;

•	the availability of appraisal rights for stockholders who properly exercise such statutory rights; and

•	the consolidation in the information technology consulting and outsourcing and software products industries.

Our board of directors also considered potential drawbacks and risks relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in our growth;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay the termination fee of $10.9 million if we or CSC terminate the merger agreement under certain circumstances, which may discourage others from proposing an alternative transaction with us;

•	although the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by our stockholders. If the merger is not completed, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	the risk that the merger may not be approved by the appropriate governmental authorities; and

•	the merger will be a taxable transaction and, therefore, our stockholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition to, those of our other stockholders. See “— Interests of Our Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweighed the drawbacks and risks and that the transactions contemplated by the merger agreement, including the merger, were advisable, fair to, and in the best interests of us and our stockholders. Our board of directors has unanimously approved the merger agreement and recommended that our stockholders vote to adopt the merger agreement at the special meeting.

The foregoing discussion is not intended to be an exhaustive list of the material information and factors considered by our board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of William Blair & Company, L.L.C.

William Blair was retained to act as the financial advisor to the company to render certain investment banking services in connection with a potential business combination. As part of its engagement, the company requested William Blair to render an opinion as to whether the merger consideration of $13.00 per common share (which we refer to in this section as the Merger Consideration) to be received by the stockholders of the company (other than CSC, Merger Sub or any of their affiliates) was fair, from a financial point of view, to such stockholders. On October 30, 2007, William Blair delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, the Merger Consideration to be received by the stockholders (other than CSC, Merger Sub, any of their affiliates and stockholders who properly demand appraisal rights) was fair, from a financial point of view, to those stockholders.

William Blair provided its opinion for the benefit and use of our board of directors in connection with its consideration of the proposed merger. William Blair’s opinion was one of many factors taken into consideration by our board of directors in making its determination to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of our board of directors with respect to the proposed merger or the Merger Consideration. The terms of the merger agreement and the amount and form of the Merger Consideration, however, were determined through negotiations between the company and CSC, and were approved by our board of directors.

The full text of William Blair’s written opinion, dated October 30, 2007, is attached as Annex B to this proxy statement and incorporated into this document by reference. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion was directed to our board of directors for its benefit and use in evaluating the fairness of the Merger Consideration and relates only to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders (other than CSC, Merger Sub, any of their affiliates and stockholders who properly demand appraisal rights) in the proposed merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to adoption of the merger agreement. William Blair did not address the merits of the underlying decision by the company to engage in the proposed merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with its opinion, William Blair examined or discussed, among other things:

•	the merger agreement;

•	the audited historical financial statements of the company for the three years ended December 29, 2006;

•	unaudited financial statements of the company for the six months ended June 29, 2007;

•	certain internal business, operating and financial information and forecasts of the company, prepared by the senior management of the company (which we refer to in this section as the Forecasts and the material provisions of which are summarized under “—Financial Projections”);

•	publicly available information regarding the financial terms of certain other business combinations that William Blair deemed relevant, comparing those terms to certain financial terms of the proposed merger;

•	the financial position and operating results of the company compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of our common stock; and

•	certain other publicly available information concerning the company.

William Blair also met and held discussions with members of our senior management concerning the foregoing, the past and current business operations and the financial condition and future prospects of the company, as well as the proposed merger; considered other matters that William Blair deemed relevant to its inquiry; and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, a number of possible participants in a possible transaction and contacted and held discussions with those possible participants that were expressly approved by the company.

In rendering its opinion, William Blair assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the Forecasts. William Blair was advised by the senior management of the company that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the company. William Blair assumed, with the company’s consent, that the Forecasts would be achieved in the amounts and at the times contemplated thereby and expressed no opinion with respect to the Forecasts or the estimates or judgments upon which they were based. William Blair also assumed, with the company’s consent, that all material assets and liabilities (contingent or otherwise) of the company were as set forth in the company’s financial statements or other information made available. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the company. William Blair was not asked to consider, and the opinion does not address, the relative merits of the proposed merger as compared to any alternative business strategies that might exist for the company or the effect of any other transaction in which the company might engage. The opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, October 30, 2007. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied upon the fact that the company was advised by legal counsel as to all legal matters and assumed that all of that advice was accurate. William Blair further assumed that the proposed merger would be completed on the terms described in the merger agreement, without any waiver of any material terms or conditions.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with our board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those analyses and factors considered by William Blair to be material in arriving at its opinion. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying William Blair’s opinion. In performing its analyses, William Blair made numerous assumptions with respect to financial conditions and other matters, many of which are beyond the control of William Blair or the company. Any estimates contained in the analyses performed by William Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are subject to substantial uncertainty.

Selected Public Company Analysis.  William Blair reviewed and compared certain financial information relating to the company to corresponding financial information, ratios and public market multiples for a selected group of publicly-traded outsourcing companies and information technology/consulting companies. The companies selected by William Blair were:

•	Affiliated Computer Services, Inc.;

•	Computer Sciences Corporation;

•	Electronic Data Systems Corporation;

•	Perot Systems Corporation;

•	Accenture Ltd;

•	Bearingpoint, Inc.;

•	Cap Gemini SA;

•	CIBER, Inc.;

•	Compuware Corporation; and

•	International Business Machines Corporation.

Among the information William Blair considered was the following: sales; earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA); earnings before interest and taxes (commonly referred to as EBIT); and earnings per share (commonly referred to as EPS). William Blair considered the enterprise value as a multiple of sales, EBITDA and EBIT for each company for the last 12 months for which results were publicly available (commonly referred to as LTM); research analysts consensus estimates for 2007 and 2008 sales, EBITDA and EBIT; and the stock price as a multiple of LTM EPS and research analysts consensus EPS estimates for each company for the respective calendar year EPS estimates for 2007 and 2008. The operating results and the corresponding derived multiples for the company were based on the Forecasts, and for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information, closing stock prices as of October 29, 2007 and consensus Wall Street analysts’ sales, EBITDA, EBIT and EPS estimates for calendar years 2007 and 2008. For the company’s LTM and 2007 estimated operating results, William Blair excluded the operating results of the recently divested Software Products business unit, the operating results from a large outsourcing contract which was lost, a non-recurring expense related to the write-off of in-process research and development and utilized a 42% tax rate. William Blair noted that it did not have access to internal forecasts for any of the selected public companies. The implied enterprise value of the company based on the terms of the proposed merger is based on the equity value implied by the aggregate Merger Consideration plus total debt, less cash and cash equivalents assumed to be held by the company at June 29, 2007, adjusted on an estimated after-tax basis for the sale of the Software Products business unit.

William Blair then compared the multiples implied for the company based on the terms of the proposed merger to the range of trading multiples for the selected public companies. Information regarding the range of multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

	FCG		Selected Public Company
	at $13.00		Valuation Multiples
Implied Multiple	per Share		Min		Median		Mean		Max

Enterprise Value/LTM Sales	1.17	x	0.40	x	0.83	x	1.03	x	2.18	x
Enterprise Value/2007E Sales	1.14	x	0.39	x	0.73	x	0.99	x	2.16	x
Enterprise Value/2008E Sales	1.01	x	0.40	x	0.68	x	0.95	x	2.11	x
Enterprise Value/LTM EBITDA	10.5	x	4.6	x	8.1	x	8.2	x	13.4	x
Enterprise Value/2007E EBITDA	10.2	x	4.1	x	7.2	x	7.1	x	9.9	x
Enterprise Value/2008E EBITDA	8.7	x	4.0	x	6.4	x	5.9	x	8.9	x
Enterprise Value/LTM EBIT	14.6	x	8.6	x	12.7	x	12.3	x	18.7	x
Enterprise Value/2007E EBIT	13.4	x	8.2	x	10.4	x	10.2	x	12.4	x
Enterprise Value/2008E EBIT	10.7	x	4.1	x	8.2	x	8.4	x	11.4	x
LTM P/E	27.1	x	15.5	x	16.5	x	17.1	x	19.6	x
2007E P/E	25.4	x	13.5	x	16.5	x	16.8	x	22.6	x
2008E P/E	20.7	x	12.5	x	14.2	x	14.4	x	16.6	x

Although William Blair compared the trading multiples of the selected public companies to those implied for the company, none of the selected public companies is identical to the company. Accordingly, any analysis of the selected public companies necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected public companies.

Selected M&A Transactions Analysis.  William Blair performed an analysis of selected business combinations consisting of transactions announced and closed subsequent to January 1, 2004 and focused primarily on transactions including domestic outsourcing and information technology services/consulting companies with enterprise values below $1.0 billion. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The nine transactions examined were (target/acquirer (date completed)):

•	Infocrossing, Inc./Wipro Limited (9/18/07);

•	Keane, Inc./Caritor, Inc. (6/4/07);

•	Oxford Global Resources, Inc./On Assignment, Inc. (1/31/07);

•	Daou Systems, Inc./Proxicom, Inc. (10/28/05);

•	Superior Consultant Holdings Corporation/Affiliated Computed Services, Inc. (1/28/05);

•	Braun Consulting, Inc./Fair Isaac Corporation (11/10/04);

•	American Management Systems, Incorporated/CGI Virginia Corporation (5/3/04);

•	InteCap/Charles River Associates (4/30/04); and

•	SCB Computer Technology, Inc./CIBER, Inc. (3/1/04).

William Blair reviewed the consideration paid in the selected transactions as a multiple of sales, EBITDA, and EBIT of the target for the LTM period prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of sales, EBITDA, and EBIT for the selected transactions to the implied transaction multiples for such measures for the company. Information regarding the range of multiples from William Blair’s analysis of selected transactions is set forth in the following table:

	FCG		Selected Transaction
	at $13.00		Valuation Multiples
Implied Multiple	per Share		Min		Median		Mean		Max

Enterprise Value/LTM Sales	1.17	x	0.76	x	1.07	x	1.20	x	2.42	x
Enterprise Value/LTM EBITDA	10.5	x	7.0	x	10.2	x	10.7	x	13.7	x
Enterprise Value/LTM EBIT	14.6	x	13.7	x	14.6	x	16.7	x	22.0	x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the company, none of these transactions or associated companies is identical to the proposed merger or to the company. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of the transactions and other factors that would necessarily affect the implied value of the company versus the values of the companies in the selected transactions.

Premiums Paid Analysis.  William Blair also reviewed data from 312 acquisitions of publicly traded domestic companies, in which 100% of the target’s equity was acquired, occurring since January 1, 2004 and with transaction equity values between $100.0 million and $500.0 million. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month and 90 days prior to the target’s announcement of the transaction for all 312 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to (i) the premiums implied by the price per share in the proposed merger based on the company’s common share prices one day, one week, one month and 90 days prior to October 29, 2007 and (ii) the premiums implied by the price per share (excluding cash) in the proposed merger based on the company’s common share prices (excluding cash) one day, one week, one month and 90 days prior to October 29, 2007. Information regarding the premiums calculated from William Blair’s analysis of selected transactions is set forth in the following table:

			FCG Premium
		FCG Premium	Excluding Cash(1)
	FCG Common	at $13.00	at $13.00	Premium Paid Percentile
Date Prior to October 29, 2007	Share Price	Offer Price	Offer Price	10th	30th	50th	70th	90th

One Day	$9.81	32.5%	48.6%	0.3%	11.8%	19.0%	28.4%	54.3%
One Week	9.60	35.4%	53.6%	1.5%	13.6%	21.5%	30.6%	55.6%
One Month	10.10	28.7%	42.3%	0.7%	16.2%	25.1%	36.0%	57.3%
90 Days	9.09	43.0%	60.2%	(0.0)%	17.9%	27.7%	40.0%	66.3%

(1)	FCG’s premium excluding cash assumed $88.0 million in net cash and 27,065,211 shares outstanding per the company’s June 29, 2007 quarterly report filed with the SEC on Form 10-Q for the one day, one week and one month prior calculations, and $69.7 million in net cash and 26,875,553 shares outstanding per the company’s March 30, 2007 quarterly report filed with the SEC on Form 10-Q for the 90 days prior calculation.

General.  This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness from a financial point of view does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the stockholders (other than CSC, Merger Sub or any of their affiliates). Rather, in reaching its conclusion, William Blair considered the results of each analysis in light of each other analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used as a comparison in the above analyses is directly comparable to the company or the proposed merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the securities of the company or CSC for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

The company engaged William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. The company agreed to pay William Blair a fee of approximately $3.3 million, approximately $2.9 million of which is contingent upon completion of the proposed merger, which would be unlikely in the absence of a favorable opinion regarding fairness from a financial point of view. In addition, the company has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and to indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under United States federal securities laws.

Financial Projections

We provided certain potential acquirers, including CSC, Bidder A and Bidder B, with non-public business and financial information about us in conjunction with their due diligence review of us. We also provided our financial advisor, William Blair, with this information and other forecasts in connection with its financial analysis of the merger consideration, and William Blair considered these forecasts in preparing the financial analysis it presented to our board of directors. See “— Opinion of William Blair & Company, L.L.C.” We have included below the material financial projections that were provided to these parties in connection with our merger discussions, negotiations and due diligence.

The inclusion of this information should not be regarded as an indication that any recipient of this information considered, or now considers, these projections to be a reliable prediction of our future results. We did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm has neither examined nor compiled the projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15 of this proxy statement. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date the projections were prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.

For these reasons, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation regarding the information contained in the projections and we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. You are cautioned not to rely on this information in making a decision whether to vote in favor of adoption of the merger agreement, thereby approving the merger.

The annual forecasts we provided to CSC, Bidder A, Bidder B and William Blair are summarized below (dollars in millions):

	For the Year Ending	For the Year Ending
	December 28,	December 26,
	2007	2008
	(Estimated)(1)	(Estimated)

Net revenues	$241,290	$271,685
Cost of services, excluding reimbursables	169,248	187,724

Gross profit	72,042	83,961
Selling expenses	17,158	20,020
General and administrative expenses	31,447	34,936
Research and development expenses	2,839	3,209

Total operating expenses	51,444	58,165

Income (loss) from operations	20,598	25,796
Interest income, net	3,594	3,950
Other income (expense), net	(11)	0

Pre-tax income	24,181	29,746

Depreciation and amortization	6,445	6,000

EBITDA(2)	$27,043	$31,796

(1)	Includes actual operating results for the first half of the fiscal year and management estimates for the second half of the fiscal year.

(2)	EBITDA represents income from operations (defined as net income before net interest, foreign currency gain or loss, other non-operating income or expense, and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principals in the United States of America and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for our discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

The annual forecasts above exclude (i) operating results from our Software Products business unit, which we divested on September 12, 2007, (ii) operating results from our outsourcing contract with the University of Pennsylvania Health System, which expired on March 31, 2007, (iii) a non-recurring expense of approximately $1.6 million relating to in-process software research and development expenses related to our acquisition of Zorch, Inc. on June 15, 2007, and (iv) the effects of any synergies that may occur relating to a merger with CSC or any other parties.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. These interests are described below, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Beneficial Ownership of our Stock

As of [          ], the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately [          ] shares of common stock, or approximately [     ]% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options which are not entitled to vote at the special meeting. Our directors and executive officers will receive the same $13.00 per share for their shares of our common stock as our other stockholders.

Stock Options, Restricted Stock Awards and Stock Bonus Awards

Accelerated Equity Compensation.  All outstanding options held by our directors and officers, regardless of whether such options are vested or unvested, will become fully vested immediately prior to the completion of the merger and will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the exercisable portion of the accelerated option will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of $13.00 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to such portion of the option at such time. All outstanding shares of restricted stock awards and stock bonus awards held by our directors and officers, regardless of whether such shares are vested or unvested, will become vested and all the restrictions on such shares will lapse, immediately prior to the completion of the merger. The accelerated restricted stock awards and stock bonus awards will be treated in the same manner as outstanding shares of our common stock. Thus, each share will be cancelled in exchange for $13.00 per share.

Vested Equity Compensation.  All vested stock options held by our directors and officers will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the exercisable portion of the vested option will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of $13.00 over the applicable per share option exercise price, and (ii) the number of shares of our common stock subject to the exercisable portion of the option at such time. There are currently no vested shares of restricted stock awards and stock bonus awards held by our directors or officers.

Summary of Stock Options, Restricted Stock Awards and Stock Bonus Awards.  The following table presents our reasonable estimate of the benefits payable to our current executive officers and directors (as well as former directors and executive officers who served at any time since the beginning of the last fiscal year) in respect of stock options, restricted stock awards and stock bonus awards, assuming that the merger is completed on January 14, 2008. Amounts reflect holdings as of November 9, 2007, with vesting calculated through November 28, 2007. Excluded from the table are (i) stock options that have an exercise price greater than $13.00 which would not entitle the holder to receive any merger consideration in respect of such options,

(ii) any interest arising from the ownership of our common stock for which the owner receives only the benefits shared on a pro rata basis by all of our other stockholders, and (iii) our former directors and officers who do not have interests in the merger other than interests arising from the ownership of our common stock for which the owner receives only the benefits shared on a pro rata basis by all of our other stockholders. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that the individuals will receive the amounts reflected below, and any amounts payable will be made in accordance with the terms of the merger agreement.

						Total Value of
	Vested Options		Unvested Options			Stock Options,
		Weighted		Weighted	Unvested	Restricted
	Number of	Average	Number of	Average	Restricted	Stock Awards
	Shares	Exercise	Shares	Exercise	Stock	and Stock
Name/Position	Underlying	Price	Underlying	Price	Awards	Bonus Awards

Current Executive Officers
Larry R. Ferguson	177,083	$9.17	322,917	$9.17	0	$1,915,000
Chief Executive Officer and Director
Thomas A. Watford	143,416	$5.32	4,584	$4.58	35,000	1,595,308
Executive Vice President, Chief Operating Officer and Chief Financial Officer
Michael A. Zuercher	57,478	$6.55	5,522	$4.82	25,000	740,800
Senior Vice President, Corporate — General Counsel and Secretary
Jan L. Blue	29,375	$7.26	625	$6.00	20,000	433,000
Senior Vice President, Corporate — Human Resources
Philip Ockelmann	31,562	$6.71	938	$6.00	5,500	276,450
Vice President, Corporate — Controller Chief Accounting Officer and Assistant Secretary
Donald L. Driscoll	0	—	0	—	15,000	195,000
Senior Vice President — Business Unit President, Health Delivery Services
Robert J. Smith	52,399	$9.82	625	$6.00	10,000	300,816
Senior Vice President — Business Unit President, Health Delivery Outsourcing

Subtotal, Current Executive Officers						$5,456,374

						Total Value of
	Vested Options		Unvested Options			Stock Options,
		Weighted		Weighted	Unvested	Restricted
	Number of	Average	Number of	Average	Restricted	Stock Awards
	Shares	Exercise	Shares	Exercise	Stock	and Stock
Name/Position	Underlying	Price	Underlying	Price	Awards	Bonus Awards

Current Non-Executive Directors
Ronald V. Aprahamian	11,916	$7.61	12,084	$7.61	3,700	$177,460
Douglas G. Bergeron	28,250	$5.59	3,750	$5.43	3,700	285,860
Michael P. Downey	36,000	$6.05	0	—	3,700	298,300
Robert G. Funari	29,083	$5.44	2,917	$5.23	3,700	290,660
F. Richard Nichol, Ph.D.	44,000	$7.17	0	—	3,700	304,620
Cora M. Tellez	28,250	$5.42	3,750	$5.19	3,700	291,620

Subtotal, Current Non-Executive Directors						$1,648,520

Total, Current Executive Officers and Directors						$7,104,894

Former Executive Officers and Directors
Joseph M. Casper(1)	73,750	$7.20	0	—	0	$427,400
Fatima J. Reep(2)	4,000	$12.13	0	—	0	3,480

Total, Former Executive Officers and Directors						$430,880

(1)	Mr. Casper served as our Senior Vice President and General Manager of Software Products and as one of our executive officers in 2006. He most recently served as our Senior Vice President — Business Unit President, Software Products and Corporate Chief Technology Officer but was not one of our executive officers in 2007. He resigned from the company on September 12, 2007 in connection with the sale of our Software Products business unit, and his stock options expire 90 days thereafter.

(2)	Ms. Reep resigned as our director on February 7, 2007. Her stock options expire one year thereafter.

Change in Control Agreements

We have entered into change in control agreements (which we refer to in this proxy statement as CIC Agreements) with certain of our executive officers (Larry R. Ferguson, Thomas A. Watford, Michael A. Zuercher, Philip Ockelmann, and Jan L. Blue). The merger will be considered a change in control, and the date on which the merger is completed will be considered the date of the change in control, for purposes of the CIC Agreements.

The terms and conditions of each CIC Agreement are substantially the same, except as otherwise described below. The CIC Agreements provide for a severance payment and benefits to the executive in the event of the termination of the executive’s employment by us without “Cause,” or by the executive officer for “Good Reason,” or by reason of the executive’s death or “Disability,” if such termination occurs within the period beginning one month before and ending 13 months after a change in control. Each such termination is referred to herein as a “Qualifying Termination.” In the event of a Qualifying Termination, the executive will receive:

•	a severance payment, in a cash lump sum, in the amount of 200% of “annual base salary” (in the case of Messrs. Ferguson and Watford), or 150% of “annual base salary” (in the case of Ms. Blue and Messrs. Ockelmann and Zuercher). For this purpose, the executive’s “annual base salary” will be the greatest annual rate of base salary from FCG, our subsidiaries or our successor in effect during the period beginning 90 days prior to the change in control and ending on the executive’s termination of employment;

•	continued health benefits coverage for the executive officer and the executive’s spouse and dependent children, at FCG’s cost, for 24 months (in the case of Messrs. Ferguson and Watford), or 18 months (in the case of Ms. Blue and Messrs. Ockelmann and Zuercher); and

•	executive outplacement assistance benefits, at our cost, consistent with the benefits historically provided by FCG.

In addition, if the executive is employed by FCG on the date of the change in control or is terminated by FCG without “Cause” within one month prior to the change in control, the executive will receive a prorated target bonus, in a cash lump sum, based on the executive’s target bonus in effect immediately prior to the change in control (or, if earlier, immediately prior to the executive’s termination of employment), and the portion of the applicable bonus period that precedes the change in control.

The CIC Agreement provides that the payments and executive outplacement assistance benefits to be made will be reduced to the extent necessary to prevent the payments and benefits to be made under the CIC Agreement (or other agreements and plans) from being “parachute payments” under Section 280G of the Internal Revenue Code.

The CIC Agreement generally defines “Cause” to mean (i) the executive’s willful theft or embezzlement of funds of FCG; (ii) the executive’s conviction of a felony or other criminal conviction for fraud, embezzlement, or other act of moral turpitude; (iii) the executive’s willful violation of any law or regulation applicable to FCG’s business, including any federal or state securities laws; or (iv) the executive’s willful and continued failure to perform substantially the executive’s duties and responsibilities with FCG (other than any such failure resulting from personal leave or incapacity due to injury, accident, illness, or physical or mental incapacity) consistent with the lawful directions of FCG after the executive has received a written demand for substantial performance from the board of directors.

For purposes of the CIC Agreements, “Good Reason” is generally defined to mean (i) a reduction in the executive’s annual rate of base salary or target cash bonus; (ii) the failure of FCG to make the executive eligible for any long term incentive compensation plan in which similarly situated executives are eligible; (iii) the failure of FCG to provide the executive with a package of welfare benefits that, taken as a whole, provide substantially similar benefits; (iv) a substantial diminution in the executive’s responsibilities or authority; or (v) a request that the executive relocate the executive’s principal worksite more than 35 miles, in each case as determined in effect immediately prior to the change in control (or, if earlier, immediately prior to the executive’s termination of employment). The executive must terminate employment for “Good Reason” not later than 30 days after the calendar year in which the “Good Reason” event occurs in order to receive the severance payment and benefits.

The CIC Agreements generally define “Disability” to mean (i) the executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months; or (ii) the executive’s receipt of income replacement benefits for at least three months under a FCG accident or health plan by reason of such an impairment.

The payments and benefits to be made to the executive under the CIC Agreements (other than the prorated target bonus) are conditioned on the executive’s execution and delivery of a general release of claims against FCG, its subsidiaries and its affiliates. The general release will not apply to the executive’s rights under the CIC Agreement or as a stockholder, or under any stock option or other stock award from FCG or any FCG employee benefit plan.

The following table presents our reasonable estimate of the benefits payable to the executives in respect of the CIC Agreements, assuming that the merger is completed on January 14, 2008 and there is a Qualifying Termination of each person under the CIC Agreements. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change in control and/or termination of employment, the individuals will receive the amounts reflected below, and any amounts payable will be made in accordance with the terms of the applicable CIC Agreement.

					Total Value
	Cash	Prorated	Health	Outplacement	of CIC
Name/Position	Severance(1)	Bonus(2)	Benefits(3)	Benefits(4)	Payments

Larry R. Ferguson	$1,020,000	$19,562	$12,416	$10,000	$1,061,978
Chief Executive Officer and Director
Thomas A. Watford	767,350	11,037	24,793	10,000	813,180
Executive Vice President, Chief Operating Officer and Chief Financial Officer
Michael A. Zuercher	440,325	5,630	27,701	10,000	483,656
Senior Vice President, Corporate — General Counsel and Secretary
Jan L. Blue	367,500	4,699	10,565	10,000	392,764
Senior Vice President, Corporate — Human Resources
Philip Ockelmann	367,500	2,349	27,701	10,000	407,550
Vice President, Corporate — Controller Chief Accounting Officer and Assistant Secretary

	$2,962,675	$43,277	$103,176	$50,000	$3,159,128

(1)	Represents the dollar value of a severance payment, in a cash lump sum, in the amount of 200% of annual base salary (in the case of Messrs. Ferguson and Watford), or 150% of annual base salary (in the case of Ms. Blue and Messrs. Zuercher and Ockelmann).

(2)	Represents a prorated bonus based on the executives target bonus for 2007 (target bonus information for 2008 is not yet available).

(3)	Represents continued health benefits coverage for the executive officer and the executive’s spouse and dependent children, at FCG’s cost, for 24 months (in the case of Messrs. Ferguson and Watford), or 18 months (in the case of Ms. Blue and Messrs. Zuercher and Ockelmann).

(4)	Represents executive outplacement assistance benefits, at FCG’s cost, consistent with the benefits historically provided by FCG lasting for six months.

Severance Guidelines

We have general severance guidelines that are applicable to all of our U.S. employees, including our executive officers. Under these severance guidelines, members of our management executive committee, including our executive officers, that are terminated by us in conjunction with the merger due to a reorganization or position reclassification (other than for cause, performance or violation of our policies) are eligible to receive a lump sum severance payment equal to six months of base salary. In addition, outplacement assistance services are provided to such executive officers for two months. If these outplacement services are not used within 30 days of termination, then the benefit is forfeited. Executive officers covered under a CIC Agreement are not eligible to receive additional benefits under our severance guidelines.

The following table presents our reasonable estimate of the benefits payable to our executive officers in respect of our severance guidelines, assuming that the merger is completed on January 14, 2008 and there is a qualifying termination of each person. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change in control and/or termination of employment, the individuals will receive the amounts reflected below, and any amounts payable will be made in accordance with the terms of our severance guidelines.

			Total Value of
	Cash	Outplacement	Severance
Name/Position	Severance(1)	Benefits(2)	Payments

Donald L. Driscoll	$150,000	$5,000	$155,000
Senior Vice President — Business Unit President, Health Delivery Services
Robert J. Smith	150,000	5,000	155,000
Senior Vice President — Business Unit President, Health Delivery Outsourcing

	$300,000	$10,000	$310,000

(1)	Represents the dollar value of a severance payment, in a cash lump sum, based on the maximum amount that such employee is eligible for based on his tenure and position with the company.

(2)	Represents executive outplacement assistance benefits, at FCG’s cost, consistent with the benefits historically provided by FCG lasting for two months.

Employment Agreement

In June 2006, in connection with his hiring as our new chief executive officer, we entered into an employee agreement with Mr. Ferguson which provides him with a lump sum cash severance payment equal to 100% of his then-current base salary in the event we terminate Mr. Ferguson’s employment under certain circumstances. However, these severance provisions are not applicable in the event Mr. Ferguson is terminated in connection with the merger and he is entitled to benefits under the terms of his CIC Agreement with us, which would be the case if the merger is completed.

Supplemental Executive Retirement Plan

Under our Supplemental Executive Retirement Plan (which we refer to in this section as our SERP), vice president or higher level employees, including our executive officers, are permitted to defer receipt of up to 50% of their base salary and 100% of their bonus. All SERP participants, including our executive officers, receive certain company contributions in an amount based on the employee’s level. Company contributions vest over five years as follows: 25% vesting after two years of service, 50% vesting after three years of service, 75% vesting after four years of service and 100% vesting after five years of service. SERP participants become fully vested in the company contributions upon death, total disability or a change in control of FCG. The merger will be considered a change in control, and the date on which the merger is completed will be considered the date of the change in control, for purposes of the SERP. The incremental value of benefits under our SERP, assuming that the merger is completed on January 14, 2008, for Mr. Ferguson is $5,087 and for Mr. Driscoll is $3,132. All of our other executive officers are fully vested in their company contributions to the SERP.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance. We describe these provisions in “The Merger Agreement — Indemnification and Insurance” beginning on page 62.

Summary of Interests of our Directors and Officers

The following table presents a summary of our reasonable estimate of the benefits payable to our current executive officers and directors (as well as former directors and executive officers who served at any time since the beginning of the last fiscal year) as a result of the merger in respect of (i) stock options, restricted stock awards and stock bonus awards, (ii) the CIC Agreements and our severance guidelines, and (iii) incremental benefits under our SERP. Assumptions and details for each component are discussed above, including the assumption that the merger is completed on January 14, 2008 and there is a qualifying termination of each person.

Excluded from the table are (i) benefits previously accrued under our SERP, (ii) benefits provided to all employees, such as accrued vacation, (iii) benefits provided by third parties under our life and other insurance policies, (iv) any interest arising from the ownership of our common stock for which such individual receives only the benefits shared on a pro rata basis by all of our other stockholders, and (v) our former directors and officers who do not have any interest in the merger other than interests arising from the ownership of our common stock for which such individual receives only the benefits shared on a pro rata basis by all of our other stockholders. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change in control and/or termination of employment, the individuals will receive the amounts reflected below and any amounts payable will be made in accordance with the terms of the applicable agreement described above.

	Value of Stock
	Options,
	Restricted
	Stock Awards	CIC or	Incremental
	and Stock	Severance	SERP	Total Interests
Name/Position	Bonus Awards	Payments or Benefits	Value	in the Merger

Current Executive Officers
Larry R. Ferguson	$1,915,000	1,061,978	$5,087	$2,982,065
Chief Executive Officer and Director
Thomas A. Watford	1,595,308	813,180	0	2,408,488
Executive Vice President, Chief Operating Officer and Chief Financial Officer
Michael A. Zuercher	740,800	483,656	0	1,224,456
Senior Vice President, Corporate — General Counsel and Secretary
Jan L. Blue	433,000	392,764	0	825,764
Senior Vice President, Corporate — Human Resources
Philip Ockelmann	276,450	407,550	0	684,000
Vice President, Corporate — Controller Chief Accounting Officer and Assistant Secretary
Donald L. Driscoll	195,000	155,000	3,132	353,132
Senior Vice President — Business Unit President, Health Delivery Services
Robert J. Smith	300,816	155,000	0	455,816
Senior Vice President — Business Unit President, Health Delivery Outsourcing

Subtotal, Current Executive Officers	$5,456,374	$3,469,128	$8,219	$8,933,721

	Value of Stock
	Options,
	Restricted
	Stock Awards	CIC or	Incremental
	and Stock	Severance	SERP	Total Interests
Name/Position	Bonus Awards	Payments or Benefits	Value	in the Merger

Current Non-Executive Directors
Ronald V. Aprahamian	$177,460	$0	$0	$177,460
Douglas G. Bergeron	285,860	0	0	285,860
Michael P. Downey	298,300	0	0	298,300
Robert G. Funari	290,660	0	0	290,660
F. Richard Nichol, Ph.D.	304,620	0	0	304,620
Cora M. Tellez	291,620	0	0	291,620

Subtotal, Current Non-Executive Directors	$1,648,520	$0	$0	$1,648,520

Total, Current Executive Officers and Directors	$7,104,894	$3,469,128	$8,219	$10,582,241

Former Executive Officers and Directors
Joseph M. Casper(1)	$427,400	$0	$0	$427,400
Fatima J. Reep(2)	3,480	0	0	3,480

Total, Former Executive Officers and Directors	$430,880	$0	$0	$430,880

(1)	Mr. Casper served as our Senior Vice President and General Manager of Software Products and as one of our executive officers in 2006. He most recently served as our Senior Vice President — Business Unit President, Software Products and Corporate Chief Technology Officer but was not one of our executive officers in 2007. He resigned from the company on September 12, 2007 in connection with the sale of our Software Products business unit, and his stock options expire 90 days thereafter.

(2)	Ms. Reep resigned as our director on February 7, 2007. Her stock options expire one year thereafter.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC.

Litigation Relating to the Merger

On November 8, 2007, a putative class action lawsuit styled Joshua Teitelbaum v. First Consulting Group, Inc, et al. (Case No. BC380470) was filed in the Superior Court of the State of California in and for Los Angeles County, purportedly on behalf of the public holders of our common stock. The complaint names as defendants FCG and each of our directors, and alleges, among other things, that FCG’s directors breached their fiduciary duties by approving the merger agreement and the merger and that the proposed transaction provides FCG’s public stockholders with inadequate consideration for their shares. The complaint seeks, among other things, class action status, an injunction preventing the completion of the merger, rescission of the merger agreement and the payment of attorneys’ fees and expenses. We believe the lawsuit is without merit and intend to defend the action vigorously.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended, or the

Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences described in this proxy statement and, accordingly, we cannot assure you that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the merger. The statements in this discussion are not binding on the Internal Revenue Service or any court and, accordingly, we cannot assure you that the tax consequences described in this discussion will not be challenged by the Internal Revenue Service, or if challenged, will be sustained by a court.

This summary is limited to U.S. Holders who hold shares of our common stock as capital assets within the meaning of section 1221 of the Code. This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	non-U.S. holders (as defined below);

•	brokers or dealers in securities or foreign currencies;

•	tax-qualified retirement plans;

•	passive foreign investment companies;

•	traders in securities that elect mark-to-market;

•	U.S. expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships for U.S. federal tax purposes, partners in such partnerships, S-corporations for U.S. federal tax purposes, stockholders in such S-corporations or any other pass-through entities;

•	regulated investment companies;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any U.S. federal estate or gift tax consequences; any state, local or foreign tax consequences of the merger; or the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law. Also, if a portion of the merger consideration is withheld pursuant to any law in respect of withholding taxes, such withheld amounts will be treated for purposes of this summary as having been received by the holder in respect of whose shares the withholding was made.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE

LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is:

•	an individual citizen or resident of the U.S.;

•	a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, and (b) that has made a valid election to be a U.S. person for federal income tax purposes.

A non-U.S. holder is a beneficial owner of our common stock other than a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of our common stock exceeds one year. Long-term capital gains of noncorporate taxpayers are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate taxpayers are taxable at the regular income tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to certain U.S. holders in the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including corporations) are not subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the substitute Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The substitute Form W-9 will require a U.S. Holder to provide its taxpayer identification number and certify that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. Holder who fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the Internal Revenue Service.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO A PARTICULAR HOLDER DEPENDING ON THE HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONSIDERATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK

PURSUANT TO THE MERGER, INCLUDING ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Matters

Antitrust

Under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (which we refer to as the HSR Act), we cannot complete the merger until we and CSC have notified the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the U.S. Federal Trade Commission (which we refer to as the FTC) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and CSC filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on November 19, 2007. The initial waiting period under the HSR Act will expire at 11:59 p.m. on December 19, 2007, the 30th day following the filing, unless the Antitrust Division or the FTC requests additional information before that time.

The merger is also subject to review by the German competition authority, the Bundeskartellamt. CSC filed the required notification with the Bundeskartellamt on behalf of both parties on November [  ] 2007. The initial waiting period will expire on December [  ], 2007, one month following the day of the filing.

Commitment to Obtain Approvals

We, CSC and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all actions that are necessary, proper or advisable under applicable laws and regulations to complete the merger.

In addition to its general obligation to use reasonable best efforts to obtain necessary consents and approvals, CSC and its subsidiaries are committed to divest or hold separate, or enter into licensing or similar arrangements with respect to assets or the conduct of FCG’s or FCG’s subsidiaries’ businesses in order to complete the merger. We have also agreed that if, but only if, requested by CSC, we will divest, hold separate or otherwise take or commit to take any action with respect to our or our subsidiaries’ businesses, services or assets, provided that any such action may be conditioned on completion of the merger. We do not currently expect to divest any assets, businesses of operations as a result of the merger.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (which we refer to in this section as Section 262).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand.  Any holder of our common stock wishing to exercise appraisal rights must deliver to FCG, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform FCG of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to FCG at 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802, Attention: Corporate Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to FCG, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation.  Within ten days after the effective date of the merger, the surviving corporation must notify each holder of our common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal.  Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from FCG the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value.  After the Delaware Court of Chancery determines the holders of our common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither CSC nor FCG anticipate offering more than the applicable merger consideration to any of our stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. Stockholders should carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about FCG. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides that Merger Sub, a Delaware corporation and wholly-owned subsidiary of CSC, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of CSC.

The merger is expected to be completed not later than the second business day after the satisfaction or waiver of all conditions described under “— Conditions to the Merger”. We anticipate that the merger will be completed in the first calendar quarter of 2008. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied. We refer to the completion of the merger in this proxy statement as the closing of the merger.

The closing of the merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, as required by applicable law, or at such later time as we and CSC specify in the certificate of merger. We expect to make these filings at the time of the closing of the merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by CSC or its subsidiaries or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $13.00 in cash, without interest and less any applicable withholding taxes.

If any of our stockholders perfect appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Appraisal Rights”.

Treatment of Stock Options, Restricted Stock Awards and Stock Bonus Awards

At the effective time of the merger, stock options, restricted stock awards and stock bonus awards will be treated as described below:

•	All outstanding options to purchase shares of our common stock held by our employees, officers, directors and other service providers, regardless of whether such options are vested or unvested, will become fully vested immediately prior to the completion of the merger, and at that time all outstanding options will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $13.00 over the applicable per share exercise price, and (ii) the number of shares subject to the option; and

•	All outstanding shares of restricted stock awards and stock bonus awards held by our employees, officers, directors and other service providers, regardless of whether such shares are vested or unvested, will become fully vested immediately prior to the completion of the merger, all restrictions on such shares will lapse, and such shares will be treated in the same manner as other outstanding shares of our common stock. Thus, each such share will be cancelled in exchange for $13.00 per share.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Merger Sub has designated [          ] as paying agent under the merger agreement, and at or prior to the effective time of the merger, CSC or Merger Sub will deposit (or cause to be deposited) funds with the paying agent in amounts as necessary for the payment of the merger consideration.

Promptly after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the effective time of the merger (other than holders who properly exercise their appraisal rights) a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $13.00 in cash, less any withholding taxes, for each share of our common stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate. The cash paid upon conversion of our common stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by CSC, the posting by such person of a bond in such amount as CSC may direct as indemnity against any claim that may be made with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors of Merger Sub and our officers immediately before the effective time of the merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and CSC and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule provided by us to CSC and Merger Sub in connection with signing the merger agreement. While we do not believe that this disclosure schedule contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, CSC and Merger Sub and are modified in important part by the confidential disclosure schedule.

We have made a number of representations and warranties to CSC and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing, qualification to do business and similar corporate matters;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and complete the merger, the enforceability of the merger agreement against us, and the due execution and delivery of the merger agreement;

•	the approval of the merger agreement and the merger by our board of directors;

•	consents, approvals, permits, authorizations and filings required from governmental authorities to entering into the merger agreement and complete the merger;

•	conflicts with our charter documents, certain contracts, or any government order or law caused by entering into the merger agreement and completing the merger;

•	our filings with the SEC and compliance with federal securities laws;

•	the preparation of our financial reports in compliance with U.S. generally accepted accounting principles and the absence of any material changes in our accounting methods or principles;

•	the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws and the rules and regulations of the NASDAQ Global Market;

•	the operation of our business and our subsidiaries’ businesses in the ordinary course of business since December 29, 2006;

•	the absence of any events that would reasonably be expected to have a material adverse effect on us since December 29, 2006;

•	the absence of certain changes, events or actions specified in the merger agreement since December 29, 2006;

•	the absence of any undisclosed liabilities that would be reasonably likely to have a material adverse effect on us;

•	absence of material litigation or administrative proceedings pending or threatened against us;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	tax matters;

•	our material contracts and the performance of our obligations thereunder;

•	our material customers;

•	our leasehold interests in real estate;

•	our intellectual property;

•	employment and labor matters affecting us or our subsidiaries;

•	our compliance with all applicable laws, permits and judgments;

•	the accuracy of the information supplied in connection with this proxy statement;

•	our receipt of a fairness opinion from William Blair;

•	our insurance policies;

•	environmental matters;

•	related party transactions;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

•	the applicability of anti-takeover laws to the merger agreement; and

•	the amendment of our Rights Agreement adopted November 22, 1999 to exempt the merger agreement and the merger.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any change, effect, development, circumstance, or condition that has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of us. The following items are not considered when determining whether a material adverse effect has occurred:

•	conditions or changes in our industry to the extent they do not have a materially disproportionate effect on us compared to other companies of comparable size operating in our industries;

•	general economic conditions or changes,

•	any generally applicable change in laws, rules or regulations or generally accepted accounting principles;

•	acts of terrorism, war, weather conditions or other catastrophic events;

•	actions taken or omissions made with the consent of, or at the request of, CSC or Merger Sub;

•	changes in our stock price or trading volume, in and of itself;

•	our failure to meet any published analyst estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, in and of itself; or

•	our failure to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself.

CSC and Merger Sub have also made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	their corporate power and authority to enter into the merger agreement and complete the merger, the due execution and delivery of the merger agreement and the enforceability of the merger agreement against them;

•	consents, approvals, permits, authorizations and filings required from governmental authorities to enter into the merger agreement and complete the merger;

•	conflicts with their charter documents, or any government order or law caused by entering into the merger agreement and completing the merger;

•	the absence of litigation or legal proceedings against CSC or its subsidiaries that would materially impair their obligations under the merger agreement or prevent the completion of the merger;

•	the accuracy of information supplied by CSC or Merger Sub in connection with this proxy statement;

•	prior ownership of our common stock by CSC or Merger Sub;

•	sufficiency of funds held by CSC to complete the merger;

•	the ownership and operations of Merger Sub; and

•	their engagement of, and payment of fees to, brokers, investment bankers and financial advisors.

The representations and warranties of each of the parties to the merger agreement will expire upon closing of the merger or the termination of the merger agreement.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that until the merger is complete, we will:

•	conduct business in the ordinary course consistent with past practice;

•	use reasonable best efforts to preserve intact our present business organizations;

•	use reasonable best efforts to maintain satisfactory relations with and keep available the services of our current officers and key employees; and

•	use reasonable best efforts to preserve existing relationships with our material customers, lenders, suppliers, distributors and other material business relationships.

In addition, subject to certain specified exceptions, we have agreed not to do any of the following:

•	amend our or our subsidiaries’ certificates of incorporation or bylaws or our Rights Agreement adopted November 22, 1999;

•	amend the terms of our or our subsidiaries’ outstanding securities;

•	split, combine, subdivide or reclassify our capital stock;

•	declare, set aside or pay any dividends on our capital stock;

•	acquire any shares of our capital stock, other than certain repurchases or forfeitures under our stock plans or stock purchase loan agreements with our employees;

•	issue, sell, pledge, dispose of, or encumber any of our equity securities, other than (i) the issuance of shares pursuant to the exercise of outstanding stock options and (ii) the grant of stock options to purchase up to 100,000 shares of our common stock to newly hired or promoted employees;

•	acquire more than $1,000,000 of assets outside of the ordinary course of business;

•	acquire any equity interests, business or division or substantially all of the assets of any third party;

•	sell, lease, license or dispose of any of our material assets, except for sales of inventory and licenses to customers in the ordinary course of business consistent with past practice and dispositions of assets no longer used in the operation of the business;

•	incur any indebtedness, except for certain short-term payables, or guarantee any indebtedness of any other person;

•	make any loans, advances or capital contributions to, or investments in, any person or entity, other than to our wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

•	change or accelerate the vesting of the compensation or benefits payable to our officers, directors, employees, agents or consultants;

•	grant any severance or termination pay to any of our officers, directors, employees, agents or consultants;

•	enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining, equity-based compensation, pension, deferred compensation, welfare benefits or other benefits or compensation agreement or plan;

•	make or amend any loans to our officers, directors, employees, affiliates or agents or consultants pursuant to an employee benefits plan;

•	incur any unbudgeted capital expenditures greater than $1,000,000 in total;

•	enter into any agreement that limits us or CSC from competing in any line of business or in any location;

•	change our accounting methods;

•	adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger);

•	make or change any tax election, accounting period or method of accounting, or file any amended tax return, enter into any closing agreement, settle any claim or assessment, surrender any right to claim a refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	enter into any new line of business that is material to us and our subsidiaries, taken as a whole;

•	pay, discharge, settle or satisfy certain material claims, liabilities or obligations outside of the ordinary course of business;

•	fail to maintain or replace our insurance policies;

•	enter into, modify, amend, terminate, cancel or extend any material contract outside of the ordinary course of business consistent with past practice; or

•	enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

No Solicitation of Acquisition Proposals and Standstill Waivers

Under the terms of the merger agreement, as of October 30, 2007, we agreed to immediately cease and terminate any solicitation, encouragement, discussion or negotiation we had with anyone other than CSC and Merger Sub regarding an acquisition proposal for us. In addition, we agreed to request and use our reasonable best efforts to cause the return or destruction of any confidential information provided to such persons.

We have also agreed that, from October 30, 2007 until the completion of the merger, we and our subsidiaries will not, and we will cause each of our and their representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage any acquisition proposals;

•	engage in any discussions or negotiations with respect to an acquisition proposal;

•	cooperate with, assist in, participate in, or knowingly facilitate any inquiries, proposals or offers that could lead to an acquisition proposal;

•	provide any non-public information to any person that would encourage, assist, or facilitate any acquisition proposals; or

•	exempt any person or entity from any anti-takeover provision under applicable law or from our Rights Agreement adopted November 22, 1999.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our stockholders, furnish non-public information to, and engage in discussions or negotiations with, a person making a bona fide, written acquisition proposal, if:

•	we have complied with the non-solicitation provisions above;

•	our board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal;

•	our board of directors determines in good faith (after consultation with its outside legal counsel) that it would be inconsistent with its fiduciary duties under applicable law not to take such actions;

•	the potential acquirer has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and CSC (except such confidentiality agreement may permit the potential acquirer to convey confidentially an acquisition proposal to us and permit us to furnish non-public information to, and engage in discussions or negotiations with, such potential acquirer)

•	we notify CSC before we enter into such a confidentiality agreement, and we provide the confidentiality agreement to CSC; and

•	we provide to CSC any material non-public information provided to such potential acquirer which was not previously provided to CSC.

We have also agreed to notify CSC promptly (and in any event within 48 hours):

•	if we receive an acquisition proposal or offer or indication by any person that it is considering making an acquisition proposal, along with its material terms;

•	if we receive any request for non-public information relating to us other than requests for information in the ordinary course of business and unrelated to an acquisition proposal;

•	if we receive any inquiry or request for discussions or negotiations regarding an acquisition proposal, along with its material terms;

•	of the identity of any person that indicates that it is considering making an acquisition proposal; and

•	if we decide to furnish non-public information to, or engage in discussions or negotiations with, a person making a bona fide, written acquisition proposal.

Additionally, we are obligated to keep CSC reasonably informed (orally and in writing) of the status and material terms of, and any modifications made to, any acquisition proposal, indication, inquiry or request described in the preceding five bullets.

We have also agreed not to terminate, waive, amend or modify any of our confidentiality or standstill agreements existing on October 30, 2007 or signed thereafter in accordance with the requirements above, except:

•	in the case of a person who made a written acquisition proposal to us between January 30, 2007 and October 30, 2007, we may waive, amend or modify any such confidentiality or standstill agreement prior to November 29, 2007 in order to permit such person to convey confidentially an acquisition proposal to us and to permit us to furnish non-public information to, and engage in discussions or negotiations with, such person; or

•	in the case of any other person, we may waive, amend or modify any such confidentiality or standstill agreement at any time before our stockholders adopt the merger agreement in order to permit such person to convey confidentially an acquisition proposal to us and to permit us to furnish non-public information to, and engage in discussions or negotiations with, such person.

We must promptly notify CSC of any such exceptions, provide CSC a copy of the terminated, waived, amended or modified agreement, and make equivalent changes to our confidentiality agreement with CSC.

Board Recommendation

Subject to the exceptions discussed below, under the terms of the merger agreement, we and our board of directors cannot:

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than the merger with CSC;

•	withdraw, modify or qualify (or publicly propose to do so), in a manner adverse to CSC, the recommendation of our board of directors that our stockholders vote in favor of the adoption of the merger agreement; or

•	enter into any acquisition proposal other than the merger agreement with CSC.

Notwithstanding the foregoing, before our stockholders adopt the merger agreement, our board of directors may withdraw, modify or qualify (or publicly propose to do so) its recommendation that our stockholders vote in favor of the adoption of the merger agreement if:

•	an “intervening event” occurs or a “superior proposal” is made which did not result from a breach of our non-solicitation obligations under the merger agreement;

•	the board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisors, that it is required to change its recommendation in order to comply with its fiduciary duties under applicable law;

•	we provide CSC five days’ prior written notice of our board of directors’ intention to change its recommendation, describing the intervening event, the material terms and conditions of any superior proposal and the identity of the person making such proposal, as applicable; and

•	we negotiate in good faith with CSC at their request during such five day period to revise the terms of our current merger agreement with CSC to match the superior proposal.

In addition, before our stockholders adopt the merger agreement with CSC, we may terminate the merger agreement and immediately enter into a superior proposal if:

•	the superior proposal did not result from a breach of our non-solicitation obligations under the merger agreement;

•	our board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisors, that failing to do so would be inconsistent with its fiduciary duties under applicable law;

•	we provide CSC five days’ prior written notice of our intention to terminate the merger agreement with CSC, describing the material terms and conditions of the superior proposal and the identity of the person making such proposal;

•	we negotiate in good faith with CSC at their request during such five day period to revise the terms of our current merger agreement with CSC to match the superior proposal; and

•	concurrently with the termination of the merger agreement, we pay CSC a termination fee of $10,900,000 as described below.

Throughout this proxy statement, an “acquisition proposal” means any offer or proposal, or any indication of interest in making an offer or proposal (other than the merger with CSC), made by a person or group (other than the Merger Sub and CSC) which is structured to permit such person or group to acquire beneficial ownership of at least 15% of our assets, equity interests, or businesses.

Throughout this proxy statement, a “superior proposal” means any bona fide written acquisition proposal which:

•	if consummated, would result in a third party acquiring beneficial ownership of at least 50% of our assets, equity interests or businesses;

•	our board of directors has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is more favorable from a financial point of view to our stockholders than the merger with CSC, taking into account all the terms and conditions of such acquisition proposal and the merger agreement with CSC; and

•	our board of directors has determined in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including its financing terms) is reasonably capable of being consummated.

Throughout this proxy statement, an “intervening event” means a material fact or event with respect to our assets or business:

•	that is not known by our board of directors on October 30, 2007 and becomes known by them before our stockholders adopt the merger agreement (or the material consequences of which are not known to or understood by our board of directors on October 30, 2007 and which becomes known to or understood by our board of directors before our stockholders adopt the merger agreement);

•	that is not reasonably foreseeable on October 30, 2007;

•	that did not result from our breach of the merger agreement; and

•	that does not relate to an acquisition proposal.

Benefits and Other Employee Matters

CSC has agreed to provide an initial base salary or regular hourly wage to our continuing employees that is not less than their salary when the merger is completed. CSC has also agreed to provide benefits to our continuing employees for six months after completion of the merger that are substantially comparable in the aggregate to the benefits provided to similarly situated CSC employees (other than equity-based benefits). In addition, CSC will maintain our current severance policy as in effect at the time of the completion of the merger for six months following the completion of the merger.

CSC will provide, or will cause FCG or our subsidiaries to provide, that periods of employment with FCG or our subsidiaries will be taken into account for purposes of determining the eligibility for participation and vesting of our continuing employees under all employee benefit plans (other than equity-based plans) of CSC or its affiliates, to the same extent taken into account by us under an analogous employee benefit plan immediately prior to the completion of the merger. Crediting of service is not required to be given for benefit accrual purposes under any defined benefit pension plan.

Stockholder Meeting

Under the merger agreement, we have agreed to convene and hold a stockholders’ meeting as promptly as practicable after October 30, 2007 for purposes of considering and voting upon the adoption of the merger agreement by our stockholders.

Efforts to Consummate the Merger; Regulatory Matters

We, CSC and Merger Sub have each agreed to use reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate the merger as soon as practicable and before April 30, 2008, including:

•	obtaining all necessary consents, licenses, permits, waivers, clearances, approvals, authorizations or orders from governmental entities (including in connection with the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and under foreign antitrust laws); and

•	providing any notices to third parties and obtaining any third party consents necessary, proper or advisable to consummate the merger.

In addition, CSC must commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements necessary in order to consummate the merger. We have similarly agreed that if requested by CSC, we will divest, hold separate or otherwise take or commit to take any action with respect to our businesses, services or assets, provided that any such action may be conditioned on consummation of the merger.

Conditions to the Merger

Our, CSC’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or mutual waiver of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the absence of any statute, rule, regulation, order or injunction preventing the completion of the merger; and

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and that any other material consent or approval under any other applicable antitrust or competition laws of any other applicable jurisdiction shall have been obtained.

CSC’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by CSC of the following conditions:

•	certain specified representations and warranties made by us in the merger agreement shall be true and correct in all material respects as of October 30, 2007 and when the merger is completed (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	all other representations and warranties made by us in the merger agreement shall be true and correct as of October 30, 2007 and when the merger is completed (except for those representations and warranties that expressly relate to an earlier date, which only need to be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, a material adverse effect (as described in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties”) on us;

•	the performance by us in all material respects of our obligations and covenants under the merger agreement;

•	the receipt by CSC of a certificate signed by one of our executive officers certifying the satisfaction of the foregoing conditions; and

•	the absence of a material adverse effect on our business since October 30, 2007.

Our obligation to complete the merger is also subject to the satisfaction by CSC and Merger Sub or waiver by us of the following conditions:

•	the representations and warranties made by CSC and Merger Sub in the merger agreement shall be true and correct in all material respects as of October 30, 2007 and when the merger is completed (except for those representations and warranties that expressly relate to an earlier date, which only need to be true and correct as of such earlier date);

•	the performance by each of CSC and Merger Sub in all material respects of their obligations and covenants under the merger agreement; and

•	our receipt of a certificate signed by an executive officer of CSC certifying the satisfaction of the foregoing conditions.

Termination

The merger agreement may be terminated only as follows:

•	by either CSC or us if:

—	the merger has not been completed by April 30, 2008 and such delay was not caused by a breach of the merger agreement by the terminating party;

—	a majority of the outstanding shares of our common stock do not vote to adopt the merger agreement at the special stockholders meeting; or

—	a court or other governmental entity has permanently restrained, enjoined or otherwise prohibited the merger; or

•	by us if:

—	we are not in material breach of the merger agreement, CSC or Merger Sub materially breaches the merger agreement, and such breach cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from us; or

—	we accept an unsolicited superior proposal and concurrently pay CSC a termination fee of $10,900,000; or

•	by CSC if:

—	they are not in material breach of the merger agreement, we materially breach certain specified representations, warranties or covenants made by us in the merger agreement, and such breach cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from CSC;

—	they are not in material breach of the merger agreement, we breach any other representations and warranties made by us in the merger agreement, and such breach is reasonably expected to have a material adverse effect on us and cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from CSC;

—	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to CSC, its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

—	our board of directors approves or recommends (or publicly proposes to do so) an acquisition proposal;

—	a tender or exchange offer for 15% or more of our outstanding stock has been commenced and, within 10 business days, our board of directors does not publicly recommend that our stockholders not tender their shares in such offer; or

—	we materially breach our covenants described under “— No Solicitation of Acquisition Proposals and Standstill Waivers,” and such breach cannot be cured prior to the earlier of April 30, 2008 or 20 business days after receipt of notice from CSC; or

•	by mutual written consent of us and CSC.

Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is completed. However, in the event CSC terminates the merger agreement in response to a breach of our representations, warranties or covenants, as described under “The Merger Agreement — Conditions to the Merger,” we will be required to reimburse CSC and Merger Sub for up to $3,000,000 of their documented out-of-pocket costs, fees and expenses incurred in connection with the merger. We must also pay CSC a termination fee of $10,900,000, less any costs, fees or expenses reimbursed to them in accordance with the prior sentence, if:

•	CSC terminates the merger agreement because:

—	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to CSC, its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

—	our board of directors approves or recommends (or publicly proposes to do so) an acquisition proposal;

—	a tender or exchange offer for 15% or more of our outstanding stock has been commenced and, within 10 business days, our board of directors does not publicly recommend that our stockholders not tender their shares in such offer; or

•	we terminate the merger agreement in order to accept an unsolicited superior proposal; or

•	a third party acquisition proposal which would result in such third party acquiring beneficial ownership of at least 50% of our assets, equity interests, or businesses has become publicly announced or known and not publicly withdrawn prior to the termination of the merger agreement, and

—	the merger agreement is terminated (a) by us or CSC because the merger has not been completed by April 30, 2008 or because a majority of the outstanding shares of our common stock do not vote to adopt the merger agreement at the special stockholders meeting, or (b) by CSC because we materially breach our covenants described under “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers”; and

—	within 12 months after such termination of the merger agreement, we enter into any definitive agreement with respect to, or we consummate, any acquisition proposal which would result in any third party acquiring beneficial ownership of at least 50% of our assets, equity interests or businesses.

Indemnification and Insurance

Under the merger agreement, CSC has agreed that it will honor and fulfill in all respects our indemnification obligations to our directors and officers to the fullest extent permissible under the General Corporation Law of the State of Delaware, our certificate of incorporation and bylaws in effect on October 30, 2007, and any of our indemnification agreements with our directors and officers in effect on October 30, 2007, arising out of or relating to actions or omissions in their capacity as our officers or directors occurring at or prior to the effective time of the merger, including in connection with the approval of the merger agreement and the merger.

CSC has also agreed to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification to the extent provided in our certificate of incorporation, bylaws and any of our indemnification agreements with our directors and officers in effect on October 30, 2007.

CSC has agreed that, for six years after the effective time of the merger, our certificate of incorporation and bylaws will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors and officers for periods prior to and including the effective time of the merger than are currently set forth in our certificate of incorporation and bylaws. CSC has also agreed that any of our indemnification agreements with our directors and officers in effect on October 30, 2007 will continue in full force and effect in accordance with their terms.

For six years after the effective time of the merger, CSC will maintain our directors’ and officers’ liability insurance in place on October 30, 2007 for claims arising from or related to facts or events which occurred at or before the effective time of the merger. However, CSC may substitute our policies with policies with reputable and financially sound carriers containing terms that are no less advantageous than those of our policies. Alternatively, we or CSC may obtain a “tail” or “runoff” insurance program with coverage lasting six years after the effective time of the merger with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the effective time of the merger. In no event will CSC be required to make annual premium payments for such insurance to the extent such premiums exceed 300% of the last annual premium paid by us prior to October 30, 2007. In the event that such coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of 300% of the last annual aggregate premium paid by us prior to October 30, 2007, CSC will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that amount.

Our directors and officers (and their successors and heirs) are intended third party beneficiaries of the indemnification provisions of the merger agreement described in this section, and therefore these provisions may not be amended after completion of the merger in a manner adverse to them or terminated without their consent.

Additional Agreements

Except as may be required by applicable law, court order or stock exchange rule, we and CSC have agreed that neither of us will issue or publish any press release or other announcement with respect to the merger without providing, on a basis reasonable under the circumstances, a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and giving due consideration to all reasonable additions, deletions or changes suggested thereto. However, we are not required to provide such review in connection with the receipt and existence of an acquisition proposal or change in recommendation, and each of CSC and us may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by CSC and us.

We agreed to file this preliminary proxy statement with the SEC as promptly as practicable following the signing of the merger agreement. We have also agreed to promptly provide CSC, Merger Sub and their counsel with copies of any written comments, and inform them of any oral comments, that we may receive from time to time from the SEC or its staff with respect to the proxy statement, and have agreed to use our reasonable best efforts to obtain and furnish the information required to be included by the SEC in the proxy statement and to respond promptly to any comments made by the SEC with respect to the proxy statement. Notwithstanding the foregoing, prior to filing or mailing this proxy statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, we have agreed to provide CSC and Merger Sub an opportunity to review and comment on such document or response and to give due consideration to all reasonable additions, deletions or changes suggested by them.

We and CSC have agreed to promptly correct any information provided by it for use in the proxy statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law or regulations. Any information necessary to correct or supplement the proxy statement will be set forth in an appropriate amendment or supplement to be filed with the SEC by us and, to the extent required by applicable law, disseminated to our stockholders.

We have also agreed, as promptly as reasonably practicable after the proxy statement is cleared with the SEC, to set a record date for, call, give notice of, convene and hold a special meeting of our stockholders for the purpose of considering and taking action upon the merger agreement. In addition, we are required to cause the definitive proxy statement to be mailed to our stockholders and to use our reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and to secure any stockholder approval required by the General Corporation Law of the State of Delaware and any other applicable law.

We and CSC have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any event likely to cause any representation or warranty of such party to be untrue or inaccurate such that the related closing condition would not be satisfied; or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement pursuant to the merger agreement which, individually or in the aggregate, would reasonably be expected to result in the related closing condition not being satisfied.

We have agreed, subject to applicable laws, to afford CSC and its officers, employees and representatives reasonable access during normal business hours (i) to the contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of us and our subsidiaries and (ii) with our prior consent (which we cannot unreasonably withhold), to the customers, suppliers and representatives of us and our subsidiaries. We have also agreed to furnish, or cause to be furnished, to CSC such reasonably available information concerning our business, properties, material contracts, assets, liabilities, personnel and other aspects of us and our subsidiaries as CSC may reasonably request, as well as any monthly financial statements that are provided to our board of directors in the ordinary course of business.

Amendment; Extension and Waiver

At any time prior to the completion of the merger, any provision of the merger agreement may, to the extent allowed by law, be amended, modified or supplemented by the written agreement signed by us, CSC and Merger Sub, whether or not our stockholders have adopted the merger agreement. However, once our stockholders have adopted the merger agreement, no amendment for which further stockholder approval is legally required will be made without obtaining such further approval. The merger agreement also provides that, at any time prior to the completion of the merger, we, CSC or Merger Sub may extend the time for performance of any obligations or waive any inaccuracies in representations and warranties or compliance with any agreements or conditions contained in the merger agreement. Such extensions and waivers must be in writing and signed by the waiving party.

PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, our board of directors determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our board of directors may make such a determination if the number of shares of our common stock represented and voting in favor of adoption of the merger agreement at the special meeting is insufficient to adopt that proposal under the General Corporation Law of the State of Delaware, in order to enable our board of directors to solicit additional proxies in respect of such proposal. If our board of directors determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjournment of the special meeting to another time and place. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Market under the symbol “FCGI.” The table below shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the NASDAQ Global Market.

	High	Low

Year ended December 31, 2005:
First Quarter	$6.24	$5.15
Second Quarter	$6.60	$4.45
Third Quarter	$5.80	$4.79
Fourth Quarter	$6.20	$5.45
Year ended December 31, 2006:
First Quarter	$7.66	$5.32
Second Quarter	$9.45	$7.10
Third Quarter	$10.20	$7.97
Fourth Quarter	$14.45	$9.42
Year ended December 31, 2007:
First Quarter	$14.02	$8.58
Second Quarter	$10.51	$8.30
Third Quarter	$10.47	$8.49
Fourth Quarter (through November 20, 2007)	$12.84	$9.80

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Market on October 30, 2007, the last full trading day before the public announcement of the proposed merger, and on [          ], the latest practicable trading day before the printing of this proxy statement:

First Consulting Group, Inc.
Common Stock Closing Price

October 30, 2007	$9.98
[ ]	$

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the outstanding shares of our common stock, as of November 6, 2007, which, according to the information supplied to us, are beneficially owned by (i) each person known to us to beneficially own more than 5% of the our outstanding common stock, (ii) each person who is currently a director of FCG, (iii) each of our named executive officers, determined in accordance with Item 402 of Regulation S-K of the Securities Act of 1933 and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable and their address is c/o First Consulting Group, Inc., 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802.

		Rights to
		Acquire
	Shares of	Shares of	Total Shares of
	Common Stock	Common	Common Stock	Percent of
Category and Beneficial Owner	Owned(1)	Stock(2)	Beneficially Owned	Class(3)

5% stockholders
Great Point Partners, LLC(4)	1,638,000	0	1,638,000	6.0%
Bear Stearns Asset Management Inc.(5)	1,428,553	0	1,428,553	5.3%

Directors
Ronald V. Aprahamian	624,200	12,333	636,533	2.3%
Douglas G. Bergeron	83,700	29,083	112,783	*
Michael P. Downey	3,700	36,000	39,700	*
Larry R. Ferguson	471	187,500	187,971	*
Robert G. Funari	23,700	29,916	53,616	*
F. Richard Nichol, Ph.D.	3,700	48,000	51,700	*
Cora M. Tellez	23,700	28,666	52,366	*
Other Named Executive Officers
Thomas A. Watford(6)	89,661	148,833	233,494	*
Michael A. Zuercher	26,466	58,208	84,674	*
Joseph M. Casper(7)	0	73,750	73,750	*
Steven Heck(7)	0	0	0	*
Mitch Morris(7)	0	0	0	*
Brenda C. Curiel(7)	0	0	0	*
Thomas D. Underwood(7)	0	0	0	*
All current directors and executive officers as a group (13 persons)	954,437	707,604	1,662,041	6.0%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes

(i) shares held by the direct family member of the following person: 12,000 shares held by Mr. Aprahamian’s mother.

(ii) shares held in trust for the benefit of the following employees in our Associate 401(k) and Stock Ownership Plan: 471 — Mr. Ferguson; 7,636 — Mr. Watford; 466 — Mr. Zuercher; and 10,905 — all current directors and officers as a group.

(iii) unvested restricted shares of our common stock held by the following individuals: 3,700 — Mr. Aprahamian; 3,700 — Mr. Bergeron; 3,700 — Mr. Downey; 3,700 — Mr. Funari;3,700 — Mr. Nichol; 3,700 — Ms. Tellez; 35,000 — Mr. Watford; 25,000 — Mr. Zuercher; and 132,700 — all current directors and officers as a group.

(2)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, we have included in this column all shares subject to (i) stock options that have an exercise price greater than $13.00 which will not be cashed out in the merger and (ii) stock options that are exercisable within 60 days after November 6, 2007.

(3)	Percentage of beneficial ownership is based on 27,171,665 shares of our common stock outstanding as of November 6, 2007. Shares of common stock subject to stock options which are currently exercisable or will become exercisable are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(4)	Based on a Schedule 13G filed on August 13, 2007 by Great Point Partners, LLC (“Great Point”), an investment manager, and Dr. Jeffrey R. Jay, M.D., the senior managing member of Great Point, reporting shared voting dispositive power over all of these shares. The address of Great Point Partners, LLC is 165 Mason Street, 3rd Floor, Greenwich, CT 06830. Great Point and Dr. Jay disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests in them.

(5)	Based on a Schedule 13G filed on June 11, 2007 by Bear Stearns Asset Management Inc., an investment advisor, reporting sole voting power over 849,289 of these shares, shared voting power over 575,248 of these shares, sole dispositive power over 566,966 of these shares, and shared dispositive power over 861,587 of these shares. Their address is 237 Park Avenue, New York, NY 10017.

(6)	47,025 shares held by Mr. Watford are pledged to FCG as security for a Restricted Stock Agreement Loan made by us to him.

(7)	These individuals are no longer employed by us.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

We will hold our 2008 Annual Meeting of Stockholders only if the merger is not completed because following the merger our common stock will be delisted from the NASDAQ Global Market, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be a publicly-held company. If the 2008 Annual Meeting of Stockholders is held, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for that annual meeting is January 1, 2008. Any such stockholders proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Stockholders who wish to make a stockholder proposal or a nomination for director that is not included in the proxy statement and form of proxy for our annual meeting must deliver or mail notice of such nomination or proposal to our offices at 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802, Attention: Corporate Secretary and General Counsel. Such notice must be received at that address between March 9, 2008 and April 8, 2008. Notice of any such nomination or proposal must comply with our bylaws, as amended. We will publicly notify you of the expected date that we plan to print and mail our proxy materials for the 2008 Annual Meeting of Stockholders at the time we establish a date for such meeting if the merger is not completed. If we make a public announcement of the date of our 2008 Annual Meeting of Stockholders fewer than seventy days prior to the date of such annual meeting, nominations for director and stockholder proposals that will be brought before the meeting, but will not be included in the proxy statement and proxy, must be delivered or received no later than the close of business on the tenth day following the day on which we first make such public announcement. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2008 annual meeting proxy solicitation materials.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

You may also read reports, proxy statements and other information relating to us at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

If you have questions about the special meeting or the merger with CSC after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact:

First Consulting Group, Inc. Attn: Corporate Secretary 111 West Ocean Boulevard, 4th Floor Long Beach, California 90802 (562) 624-5200	OR	The Altman Group Banks and Brokers Call: [( ) - ] All Others Call Toll Free: [( ) - ] Direct Email to: [ ]@altmangroup.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
between
COMPUTER SCIENCES CORPORATION,
LB ACQUISITION CORP.
and
FIRST CONSULTING GROUP, INC.
dated as of
OCTOBER 30, 2007

A-i

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated October 30, 2007, is by and among Computer Sciences Corporation, a Nevada corporation (“‘Parent”), LB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“‘Merger Sub”), and First Consulting Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “‘Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “‘Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Merger and other transactions contemplated by this Agreement are fair to and in the best interests of its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend that the Company’s stockholders adopt this Agreement and approve the Merger; and

WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “‘Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth in Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law.

Section 1.2  Effective Time.   Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “‘Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “‘Effective Time.”

Section 1.3  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto (the “‘Closing Date”), such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th floor, Costa Mesa, California 92626, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5  Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6  Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “‘Proxy Statement”) relating to the Merger and this Agreement in preliminary form as required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Subject to Section 5.2(d), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Prior to and during the Special Meeting, the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i) as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, (A) duly set a record date for, call and give notice of a special meeting of its stockholders (the “‘Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Parent), and (B) convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders;

(iii) except in the case of a Company Change in Recommendation specifically permitted by Section 5.2(d), (A) recommend to its stockholders that they adopt this Agreement and approve the Merger, and (B) include such recommendation in the Proxy Statement; and

(iv) subject to Section 5.2(d), use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.001 per share, of Merger Sub (the “‘Merger Sub Common Stock”):

(a) Merger Sub Common Stock.  Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company and any Shares owned by Parent, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock.  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $13.00, payable to the holder thereof in cash, without interest (the “‘Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto (including the associated Rights), except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2  Surrender of Certificates.

(a) Paying Agent.  Merger Sub shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to or at the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.  Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “‘Certificates”) or non-certificate Shares represented by book-entry (“‘Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share and the Certificate so surrendered or book-entry shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability.  At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which no disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, or to a Person other than the Person in whose name the surrendered Certificate is registered at the direction of the Person in whose name the surrendered Certificate is registered, such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “‘Code”), the rules and Treasury Regulations promulgated thereunder or any provision of applicable state, local or foreign Law, including with respect to stock transfer Taxes payable by the seller. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of

Shares, or to such Person other than the Person in whose name the surrendered Certificate is registered at the direction of the Person in whose name the surrendered Certificate is registered, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“‘Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “‘Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration, without interest.

(b) The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal rights of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4  Treatment of Company Options, Restricted Stock Awards and Stock Bonus Awards.

(a) Subject to the consummation of the Merger, the Company and the Board of Directors of the Company (or the appropriate committee thereof): (i) shall cause, effective as of immediately prior to the Effective Time, the vesting and exercisability of each then outstanding Company Option held by any Person then performing services as an employee, director or consultant of the Company or any Company Subsidiary immediately prior to the Effective Time to be fully accelerated, and (ii) shall cause, effective as of the Effective Time, each then outstanding Company Option to be canceled and terminated as of the Effective Time (if not exercised prior to the Effective Time) and the holder thereof to become entitled to receive an amount of cash, if any, from the Company equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option, and (ii) the number of Shares subject to the exercisable portion of such Company Option (such amount being hereinafter referred to as the “‘Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time.

(b) Subject to the consummation of the Merger, the Company and Board of Directors of the Company (or, if appropriate, any committee thereof) shall cause, effective as of immediately prior to the Effective Time, the vesting of each outstanding restricted Share subject to a restricted stock award or stock bonus award granted under the Company Stock Plans held by any Person then performing services as an employee, director or consultant of the Company or any Company Subsidiary immediately prior to the Effective Time to be fully accelerated and the contractual restrictions thereon (including, without limitation, any contractual forfeiture, repurchase and transferability restrictions) to terminate.

(c) Prior to the Effective Time, the Company and the Board of Directors of the Company (or the appropriate committee thereof) shall take such steps, if any, as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this Section 2.4, and (ii) any other dispositions of Company equity securities (including derivative securities), shall be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999 (CCH Fed. Sec. L. Rep. 77.515). For purposes of this Agreement, “‘Section 16 Affiliate” shall mean each individual who immediately prior to the Effective Time is a director or officer of the Company subject to Section 16(b) of the Exchange Act.

(d) The Company shall take all corporate actions necessary to effectuate the treatment of Company Options, and restricted Shares subject to any restricted stock award or stock bonus award, contemplated by this Section 2.4 and to ensure that (i) all awards issued and outstanding under the Company Stock Plans immediately prior to the Effective Time shall be cancelled as of the Effective Time, and (ii) neither any holder of Company Options and restricted Shares subject to any restricted stock award or stock bonus award granted under the Company Stock Plans, nor any other participant in any Company Stock Plan shall, from and after the Effective Time, have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or any of their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans, except as provided in this Section 2.4.

(e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Company Options and the restricted Shares subject to any restricted stock award or stock bonus award granted under the Company Stock Plans appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and this Agreement.

Section 2.5  Additional Benefits Matters .  Promptly following the date hereof, the Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Company Options and the restricted Shares subject to a restricted stock award or a stock bonus award granted under the Company Stock Plans that are necessary to effect the transactions described in Section 2.4 above pursuant to the terms of the applicable Company Stock Plans and agreements evidencing the Company Options and the restricted stock awards and the stock bonus awards. All amounts payable pursuant to Section 2.4 shall be paid without interest. Any payments made pursuant to Section 2.4 shall be net of all applicable withholding Taxes that Parent, Merger Sub, the Surviving Corporation and/or the Paying Agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “‘Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III. Each disclosure set forth in the Company Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 3.1  Organization.

(a) The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Merger Sub prior to the execution of this Agreement true and complete copies of any amendments to the Company’s certificate of incorporation and the Company’s bylaws (the “‘Company Governing Documents”) not filed as of the date hereof with the SEC. The Company is in compliance in all material respects with the terms of the Company Governing Documents and each Company Subsidiary is in compliance in all material respects with the terms of its certificate of incorporation and bylaws (or similar governing documents or operating agreements). The Company has made available to Parent and Merger Sub true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board of Directors and each committee of the Company Board of Directors held since January 1, 2005.

(b) Subsidiaries.  All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.001 per share (the “‘Common Stock”), (ii) 9,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and (iii) 500,000 shares of series A junior participating preferred stock, par value $0.001 per share (the “‘Junior Preferred Stock”). As of October 26, 2007, (A) 27,149,761 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock or Junior Preferred Stock were issued and outstanding, (C) no shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, and (D) 3,594,956 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“‘Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Stock-Based Awards described in Section 3.2(b), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively this clause (x), “‘Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Shares.

(b) As of October 26, 2007, the Company had outstanding Company Options to purchase 2,025,656 shares of Common Stock and 310,900 restricted Shares subject to restricted stock awards and stock bonus awards granted under the Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and restricted Shares of Common Stock subject to restricted stock awards and stock bonus awards (each, a “Company Stock-Based Award”) granted under the Company Stock Plans as of October 26, 2007, including the holders thereof, the number of Shares subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option, the per

Share price at which such Company Option may be exercised or the Shares subject to such Company Stock-Based Award were sold, and the vesting schedule of each such Company Option or Company Stock-Based Award. The Company has no outstanding rights to purchase Shares granted under the Company’s 2000 Associate Stock Purchase Plan. Each Company Stock-Based Award intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock-Based Award.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest of the Company or any equity interests of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 3.3  Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Company Board of Directors and, no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, other than the adoption of this Agreement and approval of the Merger by the holders of a majority of all of the outstanding Shares entitled to vote on adoption of this Agreement (the “‘Stockholder Approval”), which is the only stockholder vote required. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4  Board Approvals.  The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the stockholders of the Company, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement, the Merger and the other transactions contemplated hereby are not, and will not be, subject to the restrictions on “business combinations” under the provisions of Section 203 of the DGCL or any other applicable Takeover Laws; and (iii) subject to Section 5.2(d), recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “‘Company Recommendation”).

Section 3.5  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “‘Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “‘HSR Act”) or any other applicable Foreign Antitrust Approvals or (D) the filing with the SEC and Nasdaq Global Market (“‘Nasdaq”) of (1) the Proxy Statement and (2) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Company Material Contracts or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in each of clauses (ii), (iii) or (iv) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby.

Section 3.6  Company SEC Documents and Financial Statements.  The Company and each of the Company Subsidiaries has filed or furnished (as applicable) on a timely basis with the SEC all forms, reports, schedules, certifications, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2004, under the Exchange Act or the Securities Act of 1933, as amended (the “‘Securities Act”) together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “‘Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “‘Company SEC Documents”). As of their respective filing dates (or, if subsequently amended or supplemented, at the time of such amendment or supplement) the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, there is no ongoing SEC investigation or review with respect to the Company or any of the Company SEC Documents. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “‘Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in compliance in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and in accordance with United States generally accepted accounting principles (“‘GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 3.7  Internal Controls; Sarbanes-Oxley Act.

(a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or alleged fraud, in each case, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has been in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act since its enactment.

(b) Since January 1, 2005, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors any committee thereof or to any director or officer of the Company.

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 3.8  Absence of Certain Changes.

(a) Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since December 29, 2006, each of the Company and each Company Subsidiary has conducted, in all material respects, its respective business in the ordinary course of business consistent with past practice.

(b) From December 29, 2006 through the date of this Agreement, (A) no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) except as disclosed in the Company SEC Documents (but excluding all exhibits, schedules, annexes or appendices thereto or included therein) filed prior to the date hereof, neither the Company nor any Company Subsidiary has:

(i) (A) declared, set aside or paid any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock or (B) amended the Company Governing Documents;

(ii) redeemed, purchased or acquired, or offered to redeem, purchase or acquire, any Equity Interests, except (x) repurchases or forfeitures of unvested restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans in accordance with the terms and conditions of such awards, (y) repurchases of unvested Shares in connection with the withholding of Shares upon the exercise of Company Options or the vesting of restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans, and (z) repurchases of Shares from employees of the Company or a Company Subsidiary in relation to the loan agreements with such employees that are set forth in Section 5.1(d)(iii) of the Company Disclosure Schedule;

(iii) acquired (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction, or any series of related transactions, (x) except in the ordinary course of business consistent with past practice, any assets having a fair market value in excess of $1,000,000 or (y) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(iv) transferred, leased, licensed, sold, mortgaged, pledged, disposed of, or encumbered any of its material assets, other than (x) sales of inventory and licenses of software or other Intellectual Property, in each case, to customers in the ordinary course of business consistent with past practice, and (y) dispositions of assets no longer used in the operation of the business;

(v) incurred or assumed any long-term or short-term indebtedness, except short-term payables incurred in the ordinary course of business consistent with past practice;

(vi) assumed, guaranteed, or endorsed, or otherwise became liable or responsible for (whether directly, contingently or otherwise), the obligations of any other Person, other than obligations of wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(vii) made any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

(viii) other than as required by applicable Law, made any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or granted any severance or termination pay to, any employee of the Company with a title equal or senior to Vice President, or made any loans to any such Person or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Person pursuant to a Benefit Plan or otherwise, except (i) as required by and pursuant to previously existing contractual arrangements or policies of the Company, or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person;

(ix) incurred any capital expenditures or any obligations or liabilities in respect thereof in excess of $1,000,000, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;

(x) entered into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Merger, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

(xi) changed any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act;

(xii) entered into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii) paid, discharged, settled or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction thereof in the ordinary course of business, or (iii) settlement or satisfaction of outstanding claims or litigation for less than $500,000 in the aggregate; and

(xiv) made any material revaluation of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice.

Section 3.9  No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements included in the Company 10-Q, (b) for liabilities and obligations incurred since June 29, 2007 in the ordinary course of business than have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) for liabilities and obligations incurred under this Agreement or in connection with the Merger or the other transactions contemplated hereby, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not absolute, accrued or contingent, and whether due or to become due, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10  Litigation.  There is no claim, action, suit, arbitration, investigation by a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “‘Legal Proceeding”), pending against (or to Company’s knowledge, threatened against or naming as a party thereto), the Company, any Company Subsidiary, or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) other than Legal Proceedings that (a) do not involve an amount in controversy in excess of $500,000, (b) do not seek material injunctive relief, or (c) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the performance by the Company of its obligations hereunder or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 3.11  Employee Benefit Plans; ERISA.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” as that term is defined in Section 3(3) of ERISA and all other benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise) (the “‘Benefit Plans”).

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. Each Benefit Plan (other than a Foreign Benefit Plan) and any related trust complies in all material respects, and has been maintained and administered in compliance in all material respects, with ERISA, the Code, and other applicable Laws. Each Benefit Plan (other than a Foreign Benefit Plan) and any related trust that is required to be funded has been funded by the Company or any Company Subsidiary in compliance in all material respects with ERISA, the Code, and other applicable Laws. With respect to each Benefit Plan (other than a Foreign Benefit Plan), the payments, premiums, contributions, distributions and reimbursements required to have been made under such Benefit Plan have been made in compliance in all material respects with such Benefit Plan. There are no suits, claims, proceedings, actions, governmental audits or investigations with respect to any Benefit Plan that are pending or, to the knowledge of the Company, threatened (other than routine claims for benefits in the normal course). There has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that could result in any material liability to the Company or any Company Subsidiary.

(c) No Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code, (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or ERISA), (iv) is a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (v) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Neither the Company nor any Company Subsidiary has any plan or obligation to create any additional Benefit Plan, or to amend or modify any existing Benefit Plan in such a manner as to materially increase the cost of such Benefit Plan to the Company or any Company Subsidiary.

(e) (i) Neither this Agreement (or the consummation of the Merger) nor any Benefit Plan or other agreement or contract between the Company or any Company Subsidiary and an employee or other individual, could reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; and (ii) except as contemplated under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger will cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan or otherwise accelerate or increase any liability or obligation under any Benefit Plan.

(f) With respect to the Benefit Plans, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing, (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; and (vii) the most recent summary plan description and any summary of material modification thereto.

(g) To the knowledge of the Company, no payment pursuant to any Benefit Plan, or other agreement or contract between the Company or a Company Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger or otherwise.

(h) Section 3.11(h) of the Company Disclosure Schedule lists each benefit plan, program, agreement or arrangement maintained or sponsored by the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary has any material liability or obligation that is maintained primarily for the benefit of employees of the Company or any Company Subsidiary who are employed, or individuals who are independent contractors of the Company or any Company Subsidiary who are working, outside of the United States (each, a “‘Foreign Benefit Plan”). To the knowledge of the Company, (i) each Foreign Benefit Plan has been maintained and administered in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with applicable Laws, and (ii) each Foreign Benefit Plan required to be funded has been funded by the Company or any Company Subsidiary in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with applicable Laws, and no Foreign Benefit Plan has any unfunded or underfunded liabilities.

(i) There does not exist any Controlled Group Liability that would reasonably be expected to be a material liability (contingent or otherwise) of the Company or of any of the Company Subsidiaries following the Closing.

Section 3.12  Taxes.

(a) The Company and each of the Company Subsidiaries has timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are complete and accurate, except to the extent the failure of any such Tax Return to be complete and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.12(a), the Company and each of the Company Subsidiaries has paid all Taxes shown to be due on such Tax Returns, or has established an adequate reserve therefor in accordance with GAAP, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There currently are no audits, examinations or judicial or other administrative proceedings currently pending or in progress or, to the knowledge of the Company, threatened with respect to any Taxes of the Company or any of the Company Subsidiaries, subject to exceptions for any proceedings that if resolved in a manner unfavorable to the Company or any of the Company Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. To the knowledge of the Company, no Governmental Entity has claimed that the Company or any of the Company Subsidiaries is or may be subject to taxation in a jurisdiction where the Company or Company Subsidiary does not file Tax Returns.

(c) There are no material Tax Liens upon any property or assets of the Company or any of the Company Subsidiaries, except Liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings.

(d) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Neither the Company nor any of the Company Subsidiaries is responsible for the Taxes of any other Person (other than the Company or one of the Company Subsidiaries) that would have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(f) Neither the Company nor any of the Company Subsidiaries (A) has been a party to a “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations, or any analogous transaction under any state, local or foreign Tax Law, or (B) during the five year period ending on the date hereof, has been a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 3.13  Contracts.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.13(a) of the Company Disclosure Schedule sets forth a list of each note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the “‘Company Agreements”) which, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) involved the exchange of consideration in excess of $500,000 during the six months ended September 28, 2007;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Merger, Parent or its Subsidiaries, or which restricts the conduct of any line of business by the Company or any Company Subsidiary;

(iv) relates to a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries;

(v) is an employment or consulting contract with any current executive of the Company or a Company Subsidiary or any member of the Company Board of Directors;

(vi) will have increased benefits or accelerated vesting of benefits due to the consummation of the Merger;

(vii) relates to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets or, to the extent the Company or any Company Subsidiary has any ongoing, future or contingent obligations, any completed acquisition or disposition by the Company or any of the Company Subsidiaries, except, in each case, for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(viii) is a Company IP Agreement that is material to the business of the Company or any Company Subsidiary; or

(ix) relates to the borrowing of money or extension of credit, the placing of any Lien, or the guaranty thereof by the Company or any Company Subsidiary, in each case having a principal amount of indebtedness in excess of $250,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business.

(b) Each contract of the type described above in Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “‘Company Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party to any Company Material Contract.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

(d) Section 3.13(d) of the Company Disclosure Schedule sets forth a list of the Company’s top 15 customers, on a consolidated basis, as of December 31, 2006 and July 31, 2007 (in each case, by sales to such customers in the 12-month period ending as of such date). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any such customer to the effect that any such customer will or intends to stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to buying or licensing software products or services from the Company or the Company Subsidiaries (whether as a result of the consummation of the Merger or otherwise), and, to the Company’s knowledge, no such customer has any such intention.

Section 3.14  Title to Properties; Encumbrances.  Section 3.14 of the Company Disclosure Schedule sets forth the address of each Company Property. The Company and each of the Company Subsidiaries has good and valid title to, or in the case of the Company Property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, subject to no Liens, except for (a) Liens reflected in a consolidated balance sheet as of the December 29, 2006 (“‘Balance Sheet Date”), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements and (d) Liens which would not materially interfere with the use of such property or assets by the Company and the Company Subsidiaries (the foregoing Liens (a)-(d), “‘Permitted Liens”). The Company has delivered or made available to Parent or Merger Sub a true and complete copy of each lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) relating to each Company Property. The Company and each of the Company Subsidiaries are in compliance with the terms of all leases relating to the Company Property to which they are a party, except such compliance which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect. All such leases relating to the Company Property are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Neither the Company nor any of the Company Subsidiaries owns any real property.

Section 3.15  Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Company Registered IP; (ii) all unregistered Trademarks used in connection with Company Products that are material to the Company; and (iii) software that is material to the Company; in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is filed, and (C) the application or registration number. The Company and each of the Company Subsidiaries has in a timely manner made all filings, payments, and recordations required to obtain and maintain ownership of the applicable Intellectual Property Rights in each item of Company Registered IP, except for such matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary has granted any exclusive license under or to any material Company IP. To the knowledge of the Company, there are no pending disputes regarding any agreement (1) under which the Company or any Company Subsidiary uses or has the right to use any Licensed Company IP or (2) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP or Company Products (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).

(c) To the knowledge of the Company, the Company and the Company Subsidiaries own or otherwise have a license to use all Intellectual Property Rights used in the conduct of the business of, or necessary to conduct the business of, the Company and the Company Subsidiaries as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company or any Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company or a Company Subsidiary exclusively owns all right, title and interest in the Owned Company IP, free and clear of all Liens, other than Permitted Liens and the Company IP Agreements. Without limiting the foregoing, each Person who is or was an employee or contractor of Company or any Company Subsidiary and who is or was involved in the creation or development of any Owned Company IP has executed a valid agreement containing an assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to such Owned Company IP.

(e) The Company and each Company Subsidiary has taken reasonable steps to protect and preserve the confidentiality of the Trade Secrets of the Company or of any Company Subsidiary, and to the knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such Trade Secrets by any Person. To the Company’s knowledge, all use and disclosure by the Company or the Company Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person permitting such use or was otherwise lawful. The Company and the Company Subsidiaries have executed confidentiality agreements with all employees and contractors to whom the Company or any Company Subsidiary has granted access to Trade Secrets, which agreements prohibit such employees and contractors from disclosing such Trade Secrets to third parties or using such Trade Secrets for any purpose other than for the benefit of the Company or a Company Subsidiary.

(f) To the knowledge of the Company, none of the Company Products or operation of the Company’s or a Company Subsidiary’s business has infringed upon or misappropriated, or is infringing upon or misappropriating, the Intellectual Property Rights of any third party, except for any such infringement that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.

(g) No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary (including any demands or unsolicited offers to license any Intellectual Property from any Person). The Company and the Company Subsidiaries are not subject to any order of any Governmental Entity that restricts or impairs the use of any Company IP.

(h) There are no proceedings or actions pending before any court or Governmental Entity (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) challenging the ownership, validity or enforceability of the Company Registered IP and, to the knowledge of the Company, no such proceedings or actions have been threatened against the Company or any Company Subsidiary, in each case except such proceedings or actions that, if resolved against the Company or its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the Company Registered IP is valid and enforceable.

(i) The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (with or without notice or the lapse of time, or both) automatically result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, (iv) the release, disclosure, or delivery of any Owned Company IP by or to any escrow agent or other Person, or (v) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any Person any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights, except, in each of the clauses (i)-(v), for any such matters that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) To the knowledge of the Company, no software incorporated in any Company Product is subject to any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any software contained in any Company Product on the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use or distribute any software contained in any Company Product.

(k) None of the source code used by Company or any of its Subsidiaries and material to the conduct of the business of the Company, including software contained in any of the Company Products, (collectively, “‘Company Source Code”), has been disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. Neither the Company nor any of its Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party.

(l) The Company’s and its Subsidiaries’ collection and dissemination of personal information in connection with their business has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary and any applicable Laws.

(m) The Company and its Subsidiaries own, lease or license Information Technology that is adequate for the operations of the Company and its Subsidiaries’ businesses except to the extent the failure to own, lease or license such Information Technology would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, in the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of such Information Technology, or of the websites through which the Company and its Subsidiaries conduct their respective businesses. The Company and its Subsidiaries have disaster recovery plans and test such plans no less frequently than annually. “‘Information Technology” means computer software and hardware, networking equipment, and other information technology owned or used by the Company or any of its Subsidiaries.

(n) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Products (i) meet all of the warranty and performance standards set forth in the customer contracts of the Company and its Subsidiaries and neither the Company nor any of its Subsidiaries is or has been obligated to make any payments or grant any material offsets as a result of the failure to meet such standards, including service level credits and milestone default credits; and (ii) are capable of being scaled to meet all of the performance standards set forth in the customer contracts of the Company and each Subsidiary, including increased volume requirements.

Section 3.16  Labor Matters

(a) There is no collective bargaining or other labor union or foreign work council or contract labor contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is bound, whether as a party or otherwise (each a “Company Collective Bargaining Agreement”). No Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries. There is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.

(b) The Company and its Subsidiaries have complied and are in compliance in all respects with applicable Laws, rules and regulations with respect to employment, contract labor, employment practices, and terms, conditions and classification of employment or contract labor (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act), except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries has expressed his intent to terminate his employment relationship with such entity as a result of the consummation of the transactions contemplated hereby.

Section 3.17  Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary have complied and are in compliance with all Laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which affect the business, properties or assets of the Company or any Company Subsidiary (except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any material violation of any of the foregoing. Notwithstanding anything to the contrary in this Section 3.17(a), the provisions of this Section 3.17(a) shall not apply to matters discussed in Sections 3.11, 3.12 and 3.21.

(b) (i) The Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals, registrations, qualifications, consents and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses in the manner described in the Company SEC Documents filed prior to the date hereof and as it is being currently conducted, except for such permits the failure of which to have has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the “‘Company Permits”), (ii) all such Company Permits are valid, and in full force and effect, and (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, material adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, material adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, material adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

(c) Neither Company nor any Company Subsidiary (including any of their respective officers or directors) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

Section 3.18  Information in the Proxy Statement.  The Proxy Statement, (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub. At the time of its distribution and at the Special Meeting, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.19  Opinion of Financial Advisor.  The Company has received the written opinion of William Blair & Company, L.L.C. (the “‘Company Financial Advisor”), to the effect that, as of the date hereof, the Merger Consideration (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) is fair, from a financial point of view, to the holders of Shares, and such opinion has not been modified or withdrawn. A signed true and complete copy of such opinion has been or will be provided promptly provided to Parent.

Section 3.20  Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries, or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which the Company believes is adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or event which, with the giving of notice, lapse of time, or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default under, or permit termination or modification of, any of such insurance policies. Neither the Company nor any Company Subsidiary has any self-insurance or co-insurance programs.

Section 3.21  Environmental Laws and Regulations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to Company’s knowledge (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, (b) the Company and each of the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (c) there are no past, pending or threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property and (d) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property. The Company has furnished to Parent all material environmental reports and other material environmental, health and safety documentation prepared by or on behalf of the Company or any Company

Subsidiary with respect to the current and former properties and operations of the Company and the Company Subsidiaries.

Section 3.22  Related Party Transactions.  Except as set forth in the Company SEC Documents or compensation or other employment or Company Board of Directors arrangements entered into the ordinary course of business, there are no transactions, agreements, arrangement or understandings between the Company or any of Company Subsidiaries, on the one hand, and any affiliate (including any officer or director, or any person beneficially owning 5% or more of the Shares) thereof (each, a “‘Related Person”), but not including any wholly owned Subsidiary of the Company, on the other hand. No Related Person has any material interest in any material property owned by the Company or any of the Company Subsidiaries.

Section 3.23  Brokers; Expenses.  No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Company or the Company Subsidiaries.

Section 3.24  Takeover Statutes; Rights Agreement.  Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby (a) each and every state or federal takeover statute or regulation, including the restrictions on “business combinations” set forth in Section 203 of the DGCL and any “control share acquisition”, “fair price” or similar statute or regulation applicable to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby (collectively, the “‘Takeover Laws”), and (b) any anti-takeover provision in the Company Governing Documents. The Company and the Company Board of Directors have taken all action required to (i) render the Rights Agreement, including the rights with respect to the Junior Preferred Stock provided thereunder (the “‘Rights”) inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, and (ii) cause the Rights to expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has delivered to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.

Section 3.25  No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor the Company Subsidiaries nor any other Person makes any express or implied representation or warranty on behalf of the Company or any Company Subsidiary, and the Company disclaims any such representation or warranty, whether by the Company or any Company Subsidiary or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Parent’s disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the “‘Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as set forth in this Article IV. Each disclosure set forth in the Parent Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 4.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transaction contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, promptly following execution hereof, will be adopted by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (b) require any filing by Parent or Merger Sub with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act or any other applicable Foreign Antitrust Approvals, or (iv) the filing with the SEC of (x) the Proxy Statement and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger or the other transactions contemplated hereby.

Section 4.4  Litigation.  There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the performance by Parent or Merger Sub of their obligations hereunder or the consummation of the Merger or any other transaction contemplated hereby.

Section 4.5  Information in the Proxy Statement.  None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6  Ownership of Company Capital Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.7  Sufficient Funds.  Parent has, and Parent will have at the Effective Time, the funds necessary to consummate the Merger and to pay all fees and expenses incurred by Parent, Merger Sub and the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.8  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9  Brokers and Other Advisors.  No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Interim Operations of the Company.  Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement, from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article VIII hereof, and (B) the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use their reasonable best efforts to preserve intact their present business organizations, (iii) use their reasonable best efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, and (iv) use their reasonable best efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto, and (y) the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to:

(a) amend or modify the Company Governing Documents, the Rights Agreement or equivalent documents of any Company Subsidiary or amend or modify the terms of any outstanding security of the Company or any Company Subsidiary;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction;

(c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) repurchases or forfeitures of unvested restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans in accordance with the terms and conditions of such awards, (ii) repurchases of unvested Shares in connection with the withholding of Shares upon the exercise of Company Options or the vesting of restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans, and (iii) repurchases of Shares from employees of the Company or a Company Subsidiary in relation to the loan agreements with such employees that are set forth in Section 5.1(d)(iii) of the Company Disclosure Schedule;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, restricted Shares subject to restricted stock awards or stock bonus awards or other stock awards under the Company Stock Plans or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares pursuant to the exercise of the Company Options outstanding as of the date hereof and disclosed in Section 3.2(b) of the Company Disclosure Schedule or granted after the date hereof in compliance with the terms of the succeeding clause (ii) of this Section 5.1(e), and (ii) the grant of Company Options to newly hired or promoted employees of the Company or any Company Subsidiary after the date hereof in the ordinary course of business up to a maximum of 100,000 Shares, provided that the exercise price for any such grants shall be the fair market value of the Shares underlying such Company Options on the date of the grant;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in excess of $1,000,000 or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales of inventory and licenses of software or other Intellectual Property, in each case, to customers in the ordinary course of business consistent with past practice, and (ii) dispositions of assets no longer used in the operation of the business;

(h) (i) incur or assume any long-term or short-term indebtedness except short-term payables incurred in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than obligations of wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

(i) other than as required by applicable Law or the terms of any agreement or other contract in effect on the date hereof, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other similar agreement or, except as permitted under Section 5.1(e)(ii), any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise; except (i) as required by and pursuant to previously existing contractual arrangements or policies of the Company, (ii) pursuant to employment agreements that do not provide for any compensation or severance related to or as a result of a change in control which (x) are entered into in the ordinary course of business with a Person who would hold a title junior to Vice President of the Company after entry into such employment agreement and who is hired or promoted by the Company or a Company Subsidiary after the date hereof in the ordinary course of business, (y) provide for severance benefits which are no more favorable than the severance benefits provided under the Company’s current severance policy described in Section 6.8 of the Company Disclosure Schedule and (z) in the event the Person entering such employment agreement is replacing an existing officer, director, employee, agent or consultant of the Company or a Company Subsidiary, provide for severance benefits which do not exceed the severance benefits that were applicable to the predecessor of such Person, or (iii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person.

(j) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $1,000,000, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;

(k) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Merger, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

(l) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act;

(m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(n) make or change any election, change any annual accounting period, adopt or change any method of accounting, file any amended Tax Return, enter into any closing agreement, settle any claim or assessment, surrender any right to claim a refund, offset or other reduction in liability, or consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes;

(o) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(p) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction thereof in the ordinary course of business, or (iii) settlement or satisfaction of outstanding claims or litigation for less than $500,000 in the aggregate;

(q) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as currently in effect;

(r) (i) modify, amend, terminate, cancel or extend any Company Material Contract or (ii) enter into any contract that if in effect on the date hereof would be a Company Material Contract, except, in either case, in the ordinary course of business consistent with past practice; and

(s) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2  No Solicitation.

(a) Subject to Sections 5.2(b), 5.2(d) and 5.2(e):

(i) The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the Effective Time, approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or effect a Company Change in Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement relating to an Acquisition Proposal.

(ii) The Company and its Subsidiaries shall not, and shall cause their Representatives to not, directly or indirectly, from the date hereof until the Effective Time, initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations (including by way of providing non-public information and by exempting any Person from any applicable Takeover Laws or the Rights Agreement).

(iii) Upon the date hereof, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal and, as soon as reasonably practicable after the date hereof, request, and use its reasonable best efforts to cause, the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (i) the Company has received a written Acquisition Proposal from a third party that the Company Board of Directors determines in good faith to be bona fide, (ii) the Company has not breached Section 5.2(a), (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iv) the Company Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) From and after the date hereof, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or proposals or offers with respect to an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent of the identity of such Person and provide Parent with the material terms of such Acquisition Proposal, indication, inquiry or request. The Company shall keep Parent reasonably informed (orally and in writing) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the date hereof, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b). The Company agrees that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing the foregoing information to Parent. Subject to the proviso set forth below, the Company agrees that neither it nor any of the Company Subsidiaries shall terminate, waive, amend or modify any provision of an existing confidentiality or standstill agreement or Acceptable Confidentiality Agreement to which the Company or any Company Subsidiary is or becomes a party; provided, however, that, (i) at any time prior to obtaining the Stockholder Approval in the case of any Person that is not an Interested Person or an affiliate or Representative of an Interested Person or (ii) during the period from the date hereof until the date that is 30 days after the date hereof in the case of any Interested Person or affiliate or Representative of any Interested Person, the Company and any Company Subsidiary may waive, amend or modify any such agreement to permit the other party to such agreement to convey confidentially an Acquisition Proposal to the Company (subject to Section 5.2(a)(ii)) and otherwise permit such party and the Company to undertake the activities permitted by Section 5.2(b); provided, further, if any such waiver, amendment or modification of any such agreement results in such agreement having more favorable terms than the terms of the Confidentiality Agreement, then the provisions of the Confidentiality Agreement shall automatically, and without any further action of the parties, be waived, amended or modified, as the case may be, so that the applicable terms of the Confidentiality Agreement are consistent with the more favorable terms of such agreement. The Company shall promptly (and in any event within 48 hours) notify Parent of the occurrence and material terms of any such waiver, amendment or modification and provide Parent with a copy of such agreement as so amended or modified.

(d) Notwithstanding anything in Section 5.2(a)(i) to the contrary, at any time prior to obtaining the Stockholder Approval, (i) if an Intervening Event has occurred or a bona fide written Acquisition Proposal, which did not result from a breach of this Section 5.2, received by the Company constitutes a Superior Proposal (after giving effect to all adjustments which may be offered by Parent pursuant to clause (B) below), and the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that it is required to do so in order to comply with the fiduciary duties of the Company Board of Directors under applicable Law, then the Company Board of Directors may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “‘Company Change in Recommendation”) and/or (ii) if a bona fide written Acquisition Proposal, which did not result from a breach of this Section 5.2, received by the Company constitutes a Superior Proposal (after giving effect to all adjustments which may be offered by Parent pursuant to clause (B) below), and the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee, as required by Section 8.2(b), and (2) simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the “Alternative Acquisition Agreement”) and terminates this Agreement in compliance with Section 8.1(d); provided, further, that the Company Board of Directors may not effect a Company Change in Recommendation or terminate this Agreement pursuant to the foregoing respective clauses (i) or (ii), as applicable, unless (A) the Company shall have provided prior written notice to Parent, at least five (5) calendar days in advance (the “‘Notice Period”), of its intention to take such action, which notice shall specify, in the case of clause (i), the basis for the Intervening Event and, in the case of a clauses (i) (if applicable) and (ii), the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and (B) prior to effecting a Company Change in Recommendation (but only if such change is due to the existence of a Superior Proposal) and/or terminating this Agreement pursuant to clause (ii) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, during the Notice Period, negotiate with Parent in good faith (but only if such negotiations are requested by Parent) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice, except that the Notice Period shall be reduced to two (2) business days.

(e) Nothing contained in this Section 5.2 shall prohibit the Company Board of Directors from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders); provided that any public disclosure other than a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) shall be deemed to be a Company Change in Recommendation unless such other public disclosure contains therein an express statement that the Company Board of Directors (i) rejects the applicable Acquisition Proposal or (ii) reaffirms its recommendation to its stockholders in favor of the Merger.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Article VII would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 6.2  Access; Confidentiality.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, upon reasonable prior notice, (a) give Parent and Merger Sub, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours (x) to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries, and (y) with the prior consent of the Company (such consent not to be unreasonably withheld), to the customers, suppliers and Representatives of the Company and the Company Subsidiaries, and (b) furnish, or cause to be furnished, (i) to Parent, Merger Sub or Parent’s Representatives, such reasonably available information concerning the business, properties, Company Material Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or Parent’s Representatives may reasonably request, and (ii) to Parent, any monthly financial statements that are provided to the Company Board of Directors in the ordinary course of business (which statements shall be provided substantially contemporaneously with the time such information is furnished to the Company Board of Directors). The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.2. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law; provided that the parties to this Agreement shall use their reasonable best efforts to cause all such information to be provided in a manner that does not jeopardize such attorney-client privilege or contravene such Law.

Section 6.3  Consents and Approvals.

(a) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or required to avoid any action or proceeding by any Governmental Entity, in each case to the extent required in connection with the HSR Act or any other antitrust or competition Law or regulation of a jurisdiction located outside of the United States (the “Foreign Antitrust Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Foreign Antitrust Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Foreign Antitrust Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Merger or the other transactions contemplated hereby and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Foreign Antitrust Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its Subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to satisfy the conditions set forth in Section 7.1(c) of this Agreement, as promptly as practicable, but in no event later than the Outside Date, including taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, in each case, pursuant to any antitrust or competition Law or regulation, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude satisfaction of the conditions set forth in Article VII by the Outside Date. The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its subsidiaries in furtherance of this Section 6.3; provided, however, that any such action may be conditioned upon consummation of the Merger.

(b) Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger and the other transactions contemplated hereby. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c) The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the Merger or the other transactions contemplated hereby, or required to be disclosed in the Company Disclosure Schedule.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger or the other transactions contemplated hereby as violative of any applicable Law, each of the Company and Merger Sub shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated hereby.

(e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

Section 6.4  Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries or affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a

Company Change in Recommendation; provided, further, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.

Section 6.5  Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable provisions of the DGCL and under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements (the “‘Indemnification Agreements”) in effect on the date hereof between the Company and the individuals who serve as directors and officers of the Company (the “‘Covered Persons”) arising out of or relating to actions or omissions in their capacity as officers or directors of the Company or the Company Subsidiaries occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Merger or the other transactions contemplated hereby.

(b) The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth, and to the extent provided, in the Company Governing Documents or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company Governing Documents or the DGCL, to repay such advanced expenses to the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such Person is not entitled to indemnification.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “‘Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium, provided, further, if either the Company or Parent, in each case, in its sole discretion elects, by giving written notice to the other party at least 10 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company or Parent, as applicable, shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an amount equal to the Base Premium.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended after the Effective Time in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6  State Takeover Laws.  If any Takeover Law becomes or is deemed to become applicable to the Company, the Merger or any other transaction contemplated hereby or any provision of the Rights Agreement becomes or is deemed to become applicable to Parent or Merger Sub, the Merger or any other transaction contemplated hereby, in each case, then the Company Board of Directors shall take all action necessary to render such statute or provision inapplicable to the foregoing.

Section 6.7  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8  Employee Benefits Matters.  Effective as of the Effective Time, Parent shall provide, or shall cause the Company or a Company Subsidiary to provide, to each employee of the Company or a Company Subsidiary who continues to be employed by the Company or any Company Subsidiary immediately following the Effective Time (the “‘Affected Employees”), (a) an initial base salary or initial regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided to such Affected Employee by the Company or any Company Subsidiary immediately prior to the Effective Time, and (b) for at least six (6) months following the Effective Time, employee benefits that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Parent (other than any equity-based benefits). Parent shall maintain and honor, and shall cause the Company, the Surviving Corporation, and each Company Subsidiary to maintain and honor, the Company’s current severance policy described in Section 6.8 of the Company Disclosure Schedule for a period of six (6) months after the Effective Time. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Company or a Company Subsidiary to provide, that periods of employment with the Company or any Company Subsidiary (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company or any Company Subsidiary) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting (but not benefit accruals under any defined benefit plan) of any Affected Employee under all employee benefit plans (other than any equity-based plans) maintained by Parent or an affiliate of Parent for the benefit of the Affected Employees, including, without limitation, vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but expressly excluding any equity-based plans) to the same extent taken into account for a similar purpose by the Company under an analogous Benefit Plan prior to the Effective Time. Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Company and any Company Subsidiary to, (i) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Company or any affiliate of Parent or the Company, or shall interfere with or restrict in any way the rights of Parent, the Company or any affiliate of Parent or the Company to discharge or terminate the services of any Affected Employee. This Section 6.8 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Nothing in this Section 6.8 shall be construed to modify, amend, or establish any employee benefit plan, program, agreement or arrangement or in any way interfere with or restrict in any way the rights of the parties hereto or any other Person to modify, amend or terminate any of its employee benefit plans, programs, agreements or arrangements.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval.  This Agreement shall have been adopted and the Merger approved at the Special Meeting by the holders of a majority of the then outstanding Shares;

(b) Statutes; Court Orders.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; and

(c) HSR Act; Foreign Antitrust Approvals.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated early, and any other material consents or Foreign Antitrust Approvals required to have been obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

Section 7.2  Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

(a) Representations and Warranties.  (i) All representations or warranties of the Company set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.4 (Board Approvals), Section 3.8(b)(A) (Absence of Company Material Adverse Effect) and Section 3.23 (Brokers; Expenses) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties related expressly to an earlier date, in which case as of such earlier date); and (ii) all representations or warranties of the Company (excluding those representations and warranties described in clause (i) above) contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties related expressly to an earlier date, in which case as of such earlier date), except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants to be performed or complied with by it under the Agreement.

(c) Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) No Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or exist.

Section 7.3  Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a) Representations and Warranties.  All representations or warranties of Parent and Merger Sub contained in the Agreement (without giving effect to any references to materiality qualifications) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties related expressly to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants to be performed or complied with by it under the Agreement.

(c) Officers’ Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub) only as follows:

(a) by either Parent or the Company, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which (1) in the case of a breach by the Company, would result in any of the conditions in Section 7.2(a) or 7.2(b) not being satisfied and (2) in the case of a breach by Parent or Merger Sub, would result in any of the conditions in Section 7.3(a) or 7.3(b) not being satisfied (and in each case such breach is not curable, or if curable, has not been cured within twenty (20) business days after (but in no event later than the Outside Date) the receipt of notice thereof by the defaulting party from the non-defaulting party); provided that, this Agreement may not be terminated pursuant to this Section 8.1(a) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(b) by either Parent or the Company, if the Merger shall not have been consummated by midnight, New York City time, on or before April 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(c) by Parent, if (1) the Company Board of Directors shall have effected a Company Change in Recommendation, (2) the Company Board of Directors or any committee thereof shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal), (3) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 15% or more of the outstanding Shares, has been commenced (other than by Parent, Merger Sub or any of their affiliates) and the Company Board of Directors fails to publicly recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten (10) business days of such commencement, or (4) the Company shall have materially breached any of its obligations under Section 5.2 and such material breach is not curable, or if curable, has not been cured by the Company within twenty (20) business days after (but in no event later than the Outside Date) the receipt of notice thereof from Parent;

(d) by the Company, in accordance with and subject to the terms and conditions of Section 5.2(d); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company unless the Company has complied in all material respects with Section 5.2;

(e) by either Parent or the Company, if the Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefore or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(f) by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Merger; or

(g) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) Section 8.2 and Sections 9.3 through 9.14 shall survive such termination, and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(c)(1), 8.1(c)(2) or 8.1(c)(3), then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination, a fee of $10,900,000 in cash (the “‘Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(d), prior to or concurrent with, and as a condition to, the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

(iii) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b) or 8.1(e) or Parent shall have terminated this Agreement pursuant to Section 8.1(c)(4), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) within twelve (12) months following such termination, the Company consummates an Acquisition Proposal (whether or not such Acquisition Proposal relates to the Acquisition Proposal as originally announced or known) or enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Parent, on the earlier of the date of entry into such definitive agreement or consummation of such Acquisition Proposal, as the case may be, the Termination Fee, less any amount previously paid pursuant to Section 8.2(b)(iv).

(iv) If Parent shall have terminated this Agreement pursuant to Section 8.1(a) as a result of a breach of the Agreement by the Company, then, in addition to and without limiting any other right or remedy hereunder or under applicable Law, the Company shall reimburse Parent and Merger Sub in cash for the documented out-of-pocket costs, fees and expenses incurred by Parent and/or Merger Sub in connection with this Agreement and the Merger up to an amount not to exceed $3,000,000 in the aggregate, which such reimbursement shall be payable to Parent (or as directed by Parent) within two (2) business days following the later of the date of such termination or the date of delivery of such documentation, which must be in reasonable form and substance.

(v) For purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.5, except that the reference to “at least 15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “at least 50%”.

(c) Any amounts payable pursuant to this Section 8.2 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (which account instructions Parent shall provide upon request). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement. If the Company fails to pay an amount required to be paid pursuant to this Section 8.2, and Parent or Merger Sub commences a suit which results in a judgment against the Company to pay such amount or any portion thereof, the Company shall pay to Parent and Merger Sub their reasonable, out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) hereof or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2  Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3  Expenses.  Except as expressly set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, CA 90245
Attention: General Counsel and
Vice President, Corporate Development
Facsimile: (310) 615-1663

with a copy to:

Gibson, Dunn & Crutcher LLP
Century City Office
2029 Century Park East
Los Angeles, CA 90067
Attention: Mark S. Lahive
Facsimile: (310) 552-7038

and

(b)	if to the Company, to:

First Consulting Group, Inc.
111 W. Ocean Boulevard
Fourth Floor
Long Beach, California 90802

Attention:	Michael A. Zuercher,
Senior Vice President, Corporate Affairs,
General Counsel and Corporate Secretary
Facsimile: (562) 983-9384

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626

Attention:	Charles K. Ruck
Kevin B. Espinola
Facsimile: (714) 755-8290

Section 9.5  Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that the standstill provision in an Acceptable Confidentiality Agreement entered into after the date hereof with a Person (other than an Interested Person or affiliate or Representative of an Interested Person) may permit the other party to such agreement to convey confidentially an Acquisition Proposal to the Company (subject to Section 5.2(a)(ii)) and otherwise permit such party and the Company to undertake the activities permitted by Section 5.2(b); provided, further, that, if any such Acceptable Confidentiality Agreement contains a standstill provision that is more favorable to the other party thereto than the terms of the Confidentiality Agreement, as permitted by the prior proviso, the Confidentiality Agreement shall automatically, and without any further action of the parties, be amended to restate the standstill provision in the Confidentiality Agreement to make the terms of the Confidentiality Agreement relating to the standstill provision consistent with the more favorable terms of the Acceptable Confidentiality Agreement; provided, further, that prior to entering into any Acceptable Confidentiality Agreement, the Company shall provide written notice to Parent of its intention to do so and shall provide Parent with a copy of such Acceptable Confidentiality Agreement, and any drafts thereof, as soon as reasonably practicable.

“Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group (other than the Merger Sub and Parent) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for its fiscal quarter ended as of June 29, 2007.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition or worsening thereof (an “Effect”) that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (ii) general economic conditions (or changes therein) in the United States, in any country in which the Company or any of its Subsidiaries conducts business or in the global economy as a whole, (iii) any generally applicable change in Law, rule or regulation or GAAP, (iv) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (v) any actions taken, or failure to take action, to which Parent or Merger Sub has expressly consented or requested, (vi) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (in each case, it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

“Company Options” shall mean all options to purchase shares of Common Stock granted or awarded under the Company Stock Plans.

“Company Products” means all products distributed and services performed by Company or its Subsidiaries.

“Company Property” means any real property and improvements, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries or their respective predecessors.

“Company Registered IP” means any Registered IP owned by the Company or any of the Company Subsidiaries.

“Company Stock Plans” mean collectively the Company’s 2007 Equity Incentive Plan, the Company’s 1997 Equity Incentive Plan, the Company’s Non-Employee Directors’ Stock Option Plan, the Company’s 1999 Non-Officer Equity Incentive Plan, the Company 1994 Restricted Stock Plan, the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan, the Paragon Solutions, Inc. Incentive Stock Plan, the Paragon Solutions, Inc. Non-Employee Directors’ Stock Option Plan, Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan.

“Company Subsidiary” means each Person that is a Subsidiary of the Company.

“Confidentiality Agreement” means the letter agreement, dated May 18, 2007, between the Company Financial Advisor as agent for the Company and Parent regarding confidentiality and standstill obligations.

“Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, or (iii) under Sections 412 and 4971 of the Code.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, Law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company, any of the Company Subsidiaries or their respective operations or property, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

“Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), invention disclosures, improvements, and all documentation relating to any of the foregoing; (ii) non-public business, technical, and customer information, business records and files, trade secrets, confidential information, proprietary information, know how, technical data and other non-public information; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, executable code, code libraries, and scripts), computer program architecture and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media; (iv) marketing materials or other materials containing representations of trademarks, logos, slogans, service marks, business names, trade names, and trade dress, URLs and domain names; (v) databases and data collections, and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof (“Patents”); (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors, however denominated (“Copyrights”); (iii) rights in trade marks, service marks, trade names, business names, logos, slogans, trade dress, and trademark and service mark registrations and applications therefor, and all goodwill associated therewith (“Trademarks”); (iv) URLs and domain names; (v) trade secret rights, confidential information, know how and inventions (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

“Interested Person” means any Person that has communicated in writing to the Company, the Company Board of Directors or their respective Representatives an indication of interest, offer or proposal with respect to an Acquisition Proposal at any time during the nine-month period immediately prior to the date hereof.

“Intervening Event” shall mean a material fact or event with respect to the Company’s assets or business that is neither known by the Company Board of Directors as of the date hereof (or, if known, the material consequences of which are not known to or understood by the Company Board of Directors as of the date hereof) nor reasonably foreseeable as of the date hereof, which fact or event (or any material consequence of which) becomes known to or by (or understood by) the Company Board of Directors prior to Stockholder Approval; provided, however, that in no event shall (i) any event resulting from a breach of this Agreement by the Company or any of its Subsidiaries or (ii) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, constitute an Intervening Event.

“knowledge” will be deemed to be the actual knowledge of any executive officer of Parent, Merger Sub or the Company, as the case may be.

“Law” means any law, common law, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Company IP” means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“made available to Parent,” “furnished to Parent” or similar phrases used in this Agreement means that the subject documents were posted to the “Project Champion” data room at https://datasite.merrillcorp.com prior to, and remain accessible to Parent on the date that is two business days prior to the date of this Agreement.

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Registered IP” means all Intellectual Property and Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered Copyrights, registered Trademarks, registered Trade Secrets, and registered domain names and URLs, and all pending applications for any of the foregoing.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Merger Sub or the Company, as applicable, and its Subsidiaries.

“Rights Agreement” means the Share Purchase Rights Agreement of the Company adopted November 22, 1999, as amended.

“Share” means a share of the Company’s Common Stock, par value $0.001 per share.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing that (x) is on terms that the Company Board of Directors has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement, and (y) which the Company Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is reasonably capable of being consummated.

“Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and denominated by any name whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation, and (iii) any and all liability for amounts described in clause (i) of any Person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Section 9.6  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Affected Employees”	Section 6.8
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.2(d)
“Appraisal Rights”	Section 2.3(a)
“Balance Sheet Date”	Section 3.14
“Base Premium”	Section 6.5(d)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.2(e)
“Common Stock”	Section 3.2(a)
“Company”	Preamble
“Company Agreements”	Section 3.13(a)
“Company Board of Directors”	Recitals
“Company Change in Recommendation”	Section 5.2(d)
“Company Collective Bargaining Agreement”	Section 3.16(a)
“Company Disclosure Schedule”	Article III
“Company Financial Advisor”	Section 3.19
“Company Governing Documents”	Section 3.1
“Company IP Agreements”	Section 3.15(b)
“Company Material Contract”	Section 3.13(b)
“Company Permits”	Section 3.17(b)
“Company Recommendation”	Section 3.4
“Company SEC Documents”	Section 3.6
“Company Source Code”	Section 3.15(k)
“Company Stock-Based Award”	Section 3.2(b)
“Copyrights”	Section 9.5
“Covered Persons”	Section 6.5(a)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.2
“Equity Interests”	Section 3.2(a)
“Exchange Act”	Section 1.6(a)
“Financial Statements”	Section 3.6
“Foreign Antitrust Approvals”	Section 6.3(a)
“Foreign Benefit Plan”	Section 3.11(h)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5

“Indemnification Agreements”	Section 6.5(a)
“Information Technology‘	Section 3.15(m)
“Junior Preferred Stock”	Section 3.2(a)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 2.1
“Nasdaq”	Section 3.5
“Notice Period”	Section 5.2(d)
“Option Consideration”	Section 2.4(a)
“Outside Date”	Section 8.1(b)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article IV
“Patents”	Section 9.5
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Related Person”	Section 3.22
“Rights”	Section 3.24
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 1.6(a)
“Section 16 Affiliate”	Section 2.4(c)
“Securities Act”	Section 3.6
“Special Meeting”	Section 1.6(b)
“Stockholder Approval”	Section 3.3
“Surviving Corporation”	Section 1.1(a)
“Takeover Laws”	Section 3.24
“Termination Fee”	Section 8.2(b)
“Trade Secrets”	Section 9.5
“Trademarks”	Section 9.5
“Voting Debt”	Section 3.2(a)

Section 9.7  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8  Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the action contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

(b) except as provided in Section 6.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11  Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if such court does not have proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if such court does not have proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery or such Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) one or more direct or indirect wholly-owned Subsidiaries of Parent, and (b) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to any of its affiliates so long as Parent shall also remain liable for such obligations and any such assignment shall not impede or delay the consummation of any of the transactions contemplated hereby or otherwise impede or adversely affect the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPUTER SCIENCES CORPORATION

By	/s/ Paul T. Tucker
Name:     Paul T. Tucker

Title:	Vice President, Corporate Development

LB ACQUISITION CORP.

By	/s/ Paul T. Tucker
Name:     Paul T. Tucker

Title:	Vice President

FIRST CONSULTING GROUP, INC.

By	/s/ Larry R. Ferguson
Name:     Larry R. Ferguson

Title:	Chief Executive Officer

Annex B

October 30, 2007
Board of Directors
First Consulting Group, Inc.
111 W. Ocean Blvd., 4th Floor
Long Beach, CA 90802

Ladies and Gentlemen:

We understand that Computer Sciences Corporation, a Nevada corporation (“Parent”), LB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and First Consulting Group, Inc. (the “Company”) propose to enter into an agreement and plan of merger dated October 30, 2007 (the “Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”) and in connection therewith, each outstanding share of common stock of the Company, other than shares held in treasury, or held by Parent or an affiliate of Parent or as to which dissenters’ rights have been perfected (the “Common Stock”), will be converted into the right to receive $13.00 in cash (the “Consideration”). You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock (collectively, the “Stockholders”) of the Consideration proposed to be received by the Stockholders pursuant to the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have: (a) reviewed the Agreement; (b) examined the audited historical financial statements of the Company for the three years ended December 29, 2006; (c) examined certain unaudited financial statements of the Company for the six months ended June 29, 2007; (d) reviewed certain internal business, operating and financial information and forecasts of the Company prepared by the senior management of the Company (the “Forecasts”); (e) reviewed information regarding publicly available financial terms of certain other business combinations we deemed relevant and compared such terms to certain financial terms of the proposed Merger; (f) met and spoken with the senior management of the Company regarding the operations, financial condition, Forecasts, future prospects and projected operations and performance of the Company and regarding the proposed Merger; (g) reviewed the financial position and operating results of the Company, and compared such results with those of certain other publicly traded companies we deemed relevant; (h) reviewed current and historical market prices and trading volumes of the Common Stock; and (i) reviewed certain other publicly available information on the Company. We have also considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

William Blair & Company, L.L.C.

222 West Adams Street	Chicago, Illinois 60606	312.236.1600	www.williamblair.com

B-1

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts. We have been advised by the senior management of the Company that the Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. Our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied upon the fact that the Company has been advised by legal counsel as to all legal matters and we have assumed that all such advice was accurate. We have further assumed that the proposed Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the proposed Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the proposed Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the proposed Merger. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Consideration in connection with the proposed Merger, and we do not address the merits of the underlying decision by the Company to engage in the proposed Merger and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders with respect to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/  William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

B-2

Annex C
Appraisal Rights

General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FIRST CONSULTING GROUP, INC.
SPECIAL MEETING OF STOCKHOLDERS
[                    ]
[          ] local time
at

111 West Ocean Boulevard Long Beach, California 90802	PROXY
This proxy is solicited by the Board of Directors of First Consulting Group, Inc. for use at the Special Meeting of Stockholders of First Consulting Group, Inc. on [                     ], or any adjournment(s) or postponement(s) thereof.
This proxy when properly executed will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2.
By signing this proxy, you revoke all prior proxies and appoint Larry R. Ferguson and Michael A. Zuercher, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournment(s) or postponement(s) thereof.
See Reverse Side for Voting Instruction

Address Change (Mark the corresponding box on the reverse side)

SEE REVERSE
SIDE

SEE REVERSE
SIDE

Your vote is important. Please vote immediately.

Vote-by-Internet
Log on to the Internet and go to
http://www.[                    ].com
OR

Vote-by-Telephone
Call Toll-Free [                    ]

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 30, 2007, by and among First Consulting Group, Inc., Computer Sciences Corporation and LB Acquisition Corp.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
Both of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.
     MARK HERE FOR ADDRESS CHANGE (SEE REVERSE SIDE)          ☐
Please date this Proxy and sign it exactly as your name or names appear. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:	Signature:	Date: